Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THOMAS PUBLISHING COMPANY,

XOMETRY, INC.,

NAASOM MERGER SUB INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Shareholders’ Representative

Dated as of December 7, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, is entered into as of December 7, 2021 (this “Agreement”), by and among Thomas Publishing Company, a New York corporation (the “Company”), Xometry, Inc., a Delaware corporation (the “Buyer”), NAASOM Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the shareholders of the Company (the “Shareholders’ Representative”).

RECITALS

A. The respective boards of directors of the Company and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the New York Business Corporation Law (the “BCL”) and the Delaware General Corporation Law (the “DGCL”), are in the best interests of their respective companies and shareholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of the BCL and the DGCL; and (iii) submitted this Agreement to the respective shareholders for their consideration in accordance with Section 903 of the BCL and Section 251 of the DGCL, as applicable.

B. The board of directors of the Buyer has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Buyer and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

C. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, Shareholders holding at least ninety percent (90%) of the issued and outstanding shares of the Company Capital Stock (and holding a number of shares of Company Capital Stock that are sufficient to meet the Requisite Shareholder Approval) are delivering support agreements (the “Support Agreements”) in the form attached hereto as Exhibit A and written shareholders’ consents (the “Shareholders’ Consents”) in the form attached hereto as Exhibit B.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Account Receivable” means any accounts or notes receivable of any of the Group Companies.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Buyer or any of its Affiliates) to engage in an any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether from the Company and/or any other Person(s), any equity interests of the Group Companies; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of any material assets of the Group Companies (other than the sale or license of products in the ordinary course of business); or (iii) any merger, consolidation, business combination or other similar transaction involving the Group Companies which would result in any Person or “group” who does not currently own a majority of the outstanding equity interest of the Group Companies owning a majority of the equity interests of the resulting entity.

“Action” means any claim, action, suit, arbitration, proceeding, investigation, audit, complaint, charge, assessment, interference, opposition, reexamination or inquiry by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Restrictive Covenants Agreements, the Escrow Agreement, the Exchange Agent Agreement and the Support Agreements.

“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

“Business” means the business of developing, marketing, selling or licensing information technology products (including digital marketing services) that connect buyers and suppliers in any industrial sector.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Buyer Common Stock” means shares of Xometry, Inc. Class A common stock of Buyer, par value $0.000001.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would reasonably be expected to prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Buyer Stock Price” means $48.95.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and any administrative or other guidance published with respect thereto by any Governmental Entity or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash” means an aggregate amount equal to all cash and cash equivalents (only to the extent convertible to cash within 30 days) of the Group Companies, including any uncleared checks and drafts or wire transfers received or deposited or available for deposit for the account of the Group Companies that are not yet credited to the account of the Group Companies, but net of (a) checks, drafts or wire transfers issued by the Group Companies but not yet cleared, (b) Restricted Cash, and (c) all overdrafts and issued and uncleared checks in excess of bank balances that would be reported as accounts payable under GAAP. For purposes of determining Cash in or expressed with reference to a currency other than U.S. Dollars, such amount will be determined in U.S. Dollars using the “In US$” rate shown in the Wall Street Journal’s “New York Closing Snapshot” for the close of business in the United States on the day immediately preceding the Closing Date.

“Cash Merger Consideration” means an amount, in cash, equal to (i) 61.8549075% of (ii) the Estimated Merger Consideration less the Preferred Stock Cash Consideration.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.10 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.10 per share.

“Closing Bonuses” means the bonus payments set forth on Schedule 1.1(a) of the Disclosure Schedules.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Contract” or “Contracts” means all written contracts, subcontracts, agreements, open sales or purchase orders, leases, subleases, licenses, instruments and other legally binding commitments, undertaking, arrangements or understandings of any kind.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Conveyance Taxes” means sales, use, commercial activity, value-added, transfer, stamp, stock transfer, property transfer and similar Taxes.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Laws, orders, regulations, directives, guidelines or recommendations by any Governmental Authority with jurisdiction over the Company or its Subsidiaries, in response to COVID-19, including the CARES Act.

“COVID-19 Response” means any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries in response to, or to mitigate the adverse effects of, COVID-19 or any COVID-19 Measure.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment (including the collection, processing, use, transfer, disposition, or protection of data) or otherwise relating to privacy, security, or security breach notification requirements, and in each case applicable to any Group Company, to the conduct of the business of the Group Companies, or to any of the Group Company Systems: (a) each Group Company’s own written statements, rules, policies and procedures (whether internal or external facing); (b) all applicable Laws; and (c) industry and self-regulatory standards applicable to any Group Company that are contractually or legally binding to the Group Company (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

“Dissolved Subsidiary” or “Dissolved Subsidiaries” means (i) Thomas (Beijing) International Advertisement Co., Ltd., which was officially deregistered on July 8, 2015; (ii) Thomas Industrial Network Germany GmbH, which was officially dissolved in August 2019; and (iii) Thomas Industrial Publishing Company India Private Limited, which was dissolved on August 17, 2021.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, easement, lease, sublease, covenant, right of way, restriction, licenses or other encumbrance of any kind (other than those created under applicable securities laws and under the Governing Documents of any Group Company).

“Enterprise Value” means $300,000,000.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is or was a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means an account established with the Escrow Agent under the Escrow Agreement into which the respective Escrow Amounts are deposited.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement among the Shareholders’ Representative, the Buyer and the Escrow Agent, in substantially the form of Exhibit C attached hereto, with such revisions as are required by the Escrow Agent and are mutually satisfactory to the Buyer and the Shareholders’ Representative on behalf of the Shareholders.

“Escrow Amount” means $10,000,000.

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Accounts.

“Estimated Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus (vii) the Shareholders’ Representative Expense Holdback Amount; minus (viii) the Escrow Amount.

“Exchange Agent Agreement” means that certain Agreement, by and among the Exchange Agent, the Company and Buyer, in a form to be mutually agreed upon by the Buyer and the Company.

“Excluded Assets” means (i) all securities held by the Company (other than its ownership interest Thomas Publishing Company LLC) and (ii) the assets, properties, rights and interests of the Company listed on Schedule 1.1(b) of the Disclosure Schedules.

“Fraud” means, with respect to any party, fraud with the intent to deceive committed by such Person in connection with the transactions contemplated by this Agreement (and not, for the avoidance of doubt, negligent, reckless, constructive or implied fraud).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governing Documents” means, with respect to any Person (other than an individual, trust or estate), the certificate of incorporation, by-laws, limited partnership agreement, certificate of limited partnership, operating agreement, certificate of formation and other equivalent organizational documents of such Person.

“Governmental Authority” means any United States or non-United States national, federal, state, provincial, local or supranational governmental, regulatory, self-regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Group Companies” means the Company and its Subsidiaries.

“Group Company Employee” means any current or former employee, director or officer of any of the Group Companies.

“Group Company Systems” means the computer firmware, hardware and software and other similar items of automated, computerized or software systems used, owned or relied upon by the Group Companies in the conduct of their business.

“Hazardous Material” means any hazardous material, substance, pollutant, toxic chemical or agent, contaminant, solid waste, hazardous waste, oil, petroleum and petroleum constituents and products, asbestos, polychlorinated biphenyls, and any other substance regulated under any Environmental Law.

“Indebtedness” means, as at a specified date, without duplication (i) the amount of all Liabilities for borrowed money of the Group Companies (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) Liabilities of the Group Companies evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) all Liabilities, contingent or otherwise, of the Group Companies in respect of any letters of credit to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain open or undrawn) or bankers’ acceptances; (iv) Liabilities of the Group Companies under any interest rate swap, forward contract or other hedging arrangement of the Group Companies; (v) all Liabilities of the Group Companies (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing; (vi) all Liabilities for the deferred purchase price for the purchase of property of the Group Companies that are not trade accounts payable, including earn-outs; (vii) all Liabilities for off-balance sheet financing, including synthetic leases and project financing; (viii) any payroll or other employment Taxes of the Group Companies deferred pursuant to the CARES Act; (ix) all unpaid Taxes of the Group Companies for any Pre-Closing Tax Period (for the avoidance of doubt, after giving effect to Pre-Closing NOLs, and not including any Conveyance Taxes); (x) all Liabilities for guarantees of any liability of a third party of the type described in the foregoing clauses (i) through (ix); (xi) all interest, principal, prepayment penalties, fees or expenses to the extent payable in respect of those items listed in clauses (i) through (xi) of this definition; and (xii) all contribution expenses for the Company’s 401(k) plan accrued or required by GAAP to be accrued by the Company as of the Closing Date.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other worldwide jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, URL addresses, logos, slogans, trade dress and similar rights and applications to register any of the foregoing, together with all of the goodwill associated therewith (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, substitutions, renewals and reissues for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered or unregistered), in both published and unpublished works and copyrightable works (including Internet websites and content thereof and computer software, data bases and documentation thereof), and registrations and applications therefor (collectively, “Copyrights”); and (iv) trade secrets and other confidential information, including know-how, inventions (whether patentable or not reduced to practice), compositions, discoveries, methods, processes, technical data, business information, financial and marketing plans, specifications, research and development information, drawings, specifications, procedures, software, source code, designs, business plans, technology and other proprietary or confidential information, including customer and supplier lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any registered Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service of the United States.

“Judgment” means any judgment, injunction, writ, order, decree, ruling, charge, stipulation, determination or binding award of any Governmental Authority or arbitrator.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, of any of the persons listed on Schedule 1.1(d) of the Disclosure Schedules, after reasonable investigation and inquiry, and (ii), with respect to the Buyer, the actual knowledge of any of the persons listed on Schedule 1.1(e) of the Disclosure Schedules, after reasonable investigation and inquiry.

“Law” means any statute, law, ordinance, regulation, rule, rule of common law, code, treaty or other legally enforceable requirement of any Governmental Authority or any Judgment.

“Leased Real Property” means the real property leased by the Group Companies as tenant, together with, to the extent leased by the Group Companies, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, permits, rights and appurtenances of the Group Companies relating to the foregoing.

“Liability” means any debt, liability, obligation, loss, damage, cost or expense of any kind, character or description, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several and due or to become due, vested or unvested, executory, determined, determinable or otherwise, including any liability for Taxes.

“Losses” means shall mean the amount of any damages, Liability, and other out-of-pocket cost or expense (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses, in each case, directly or indirectly paid, sustained or incurred by the Indemnified Parties (or any of them) in connection with any matter (including investigation) for which an Indemnifying Party is required to provide indemnification herein, excluding punitive, special or exemplary damages unless such damages are awarded to a third party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (unless, with respect to any matter described in the following clauses (i) and (ix), such matter has a disproportionate effect on the Company relative to other comparable businesses operating in the industry in which the Company operates): (i) any Effect affecting the Company’s industry generally; (ii) global, national or regional political conditions, including hostilities, political instability, pandemics (including COVID-19 or any COVID-19 Measure or COVID-19 Responses), acts of terrorism or war; (iii) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region in which the Company conducts business; (iv) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period (it being understood that the underlying performance, facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (v) any action taken by the Company which is required by this Agreement or any Ancillary Agreement (including any Effect that results from the Buyer’s unreasonable refusal to permit the Company to take any of the actions set forth clauses in (d), (h), (j), (m), (n) or (o) of Section 5.1); (vi) any breach by the Buyer of its obligations under this Agreement or any Ancillary Agreement; (vii) the announcement or pendency of this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby; (viii) natural disasters or calamities other than damage or destruction to any of the assets or properties of the Company; or (ix) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof.

“Merger Consideration” means the Estimated Merger Consideration, as it may be adjusted in accordance with Section 2.10.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Group Companies (other than Excluded Assets) that are included in the line item categories of current assets specifically identified on Exhibit D, minus (ii) the current liabilities of the Group Companies that are included in the line item categories of current liabilities specifically identified on Exhibit D. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts included in Closing Cash, Closing Indebtedness, or Transaction Expenses.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Per Common Share Cash Merger Consideration” means the (i) Cash Merger Consideration, divided by (ii) the aggregate amount of all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Company to be cancelled in accordance with Section 2.7(c)).

“Per Common Share Merger Consideration” means the Per Common Share Cash Merger Consideration plus the Per Common Share Stock Merger Consideration.

“Per Common Share Stock Merger Consideration” means the (i) Stock Merger Consideration, divided by (ii) the aggregate amount of all shares of Common Stock issued and outstanding immediately prior to the Effective Time other than shares of Common Stock owned by the Company to be cancelled in accordance with Section 2.7(c)).

“Per Preferred Share Merger Consideration” means the (i) Preferred Stock Cash Consideration, divided by (ii) the aggregate amount of all shares of Preferred Stock issued and outstanding immediately prior to the Effective Time other than shares of Preferred Stock owned by the Company to be cancelled in accordance with Section 2.7(c)).

“Permit” means any permits (including any occupancy permit), licenses, franchises, approvals, certificates, consents, waivers, exemptions, registrations, or other authorizations of any Governmental Authority.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been accrued, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been accrued, (iii) liens securing the performance of bids, trade contracts or leases listed on Schedule 3.11(c) of the Disclosure Schedules, (iv) liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities and that are not materially violated by the current use or occupancy of such real property or the Company’s operations thereon, (vi) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased listed on Schedule 3.11(c) of the Disclosure Schedules, as well as any Encumbrance of any mortgagee of any such lessor or sublessor with respect to the property being leased listed on Schedule 3.11(c) of the Disclosure Schedules, and (vii) non-exclusive outbound licenses of Intellectual Property granted under Contracts entered into in the ordinary course of business with customers of any Group Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, joint stock company, joint venture, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any data or information that, alone or in combination with other data or information, allows the identification of or can be linked to or associated with an individual, including name, street address, telephone number, e-mail address, photograph, social security number, customer or account number, IP address, any persistent device identifier, session logs or similar online or in-platform activity information, or any information that is otherwise considered personal information, personal data, protected health information, payment card data, or personally identifiable information under applicable Law. For the avoidance of doubt, Personal Information refers both to Personal Information held or processed by any Group Company as well as Personal Information held or processed by data processors on such Group Company’s behalf.

“PPP Loan” means any “Paycheck Protection Program” loans or payments or other loans, grants or similar financial assistance under or pursuant to with the CARES Act.

“Pre-Closing NOLs” means any available net operating loss carryforwards of the Group Companies, in each case to the extent actually utilized in a Pre-Closing Tax Period, in an amount not to exceed $20,000,000 in total for the tax years ending (i) September 30, 2021, and (ii) the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means (i) any obligation of or with respect to the Group Companies for any Taxes for any Pre-Closing Tax Period; (ii) any Taxes of any Person for which a Group Company becomes liable as a result of being or having been, at any time before Closing, part of any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes (including as a result of Treasury Regulation Section 1.1502-6 or any comparable provision of any applicable Tax Law); (iii) any and all Taxes of any Person imposed on a Group Company as a transferee or successor, by Contract or assumption or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; and (iv) any Conveyance Taxes for which Sellers are liable pursuant to Section 6.4, in each case, for the avoidance of doubt, after giving effect to the Pre-Closing NOLs and except to the extent included in Indebtedness or Net Working Capital to reduce the Purchase Price.

“Preferred Stock” means the Company’s Second Preferred Stock, par value $100 per share.

“Preferred Stock Cash Consideration” means $148,400, which represents the par value of the Preferred Stock, plus any accrued dividends on the Preferred Stock.

“Property Taxes” means any real, personal and intangible property Taxes.

“Release” means any releasing, spilling, leaking, pumping, emitting, pouring, emptying, discharging, injecting, escaping, disposing, dumping (including the abandonment or discarding of barrels, containers or closed receptacles containing any Hazardous Material) into the environment (including, without limitation, indoor and ambient air, water, soil vapor, surface water, groundwater, surface land, subsurface land and natural resources).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means, any cash or cash equivalents (a) designated as restricted cash on the consolidated balance sheet of the Company and its Subsidiaries, (b) that is not freely usable by the Company and its Subsidiaries as of the Closing because it is subject to restrictions or limitations to use or distribution by Law, Contract or otherwise, (c) held in escrow accounts or security deposits, or (d) located outside of the United States and for which its repatriation to the United States would be subject to restrictions or limitations by Law.

“Restricted Party” means any Person that is (i) listed on OFAC’s Specially Designated Nationals and Blocked Persons List or on other sanctions lists administered by OFAC, (ii) listed on BIS’s Denied Persons List, Entity List, and other lists administered and enforced by BIS, (iii) listed on any other applicable proscribed parties list, (iv) located in or organized under the Laws of any Sanctioned Country, or (v) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by any of the foregoing.

“Restrictive Covenants Agreement” means the Restrictive Covenants Agreement executed by each Person set forth on Schedule 1.1(f) of the Disclosure Schedules, in the form attached hereto as Exhibit E.

“Retained Liabilities” means collectively, (i) any Liabilities arising out of or related to the Excluded Assets and (ii) any Liabilities arising out of or related to the conduct of the business on or prior to the Closing Date.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Sanctioned Country” means any country or region that is or has in the last five (5) years been the subject or target of a comprehensive embargo under U.S. or other relevant jurisdiction’s trade or economic sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including but not limited to, OFAC’s Specially Designated Nationals and Blocked Persons List and other regulations and sanctions lists administered and enforced by OFAC; BIS’s Denied Persons List, Entity List, and other lists administered and enforced by BIS; and any other applicable proscribed parties list.

“Security Incident” means any actual occurrence that has resulted in an adverse effect to any Group Company Systems or Personal Information, including an actual occurrence that compromises the confidentiality, integrity, or availability of any Group Company System or Personal Information. For the avoidance of doubt, “Security Incident” includes: (a) any act to gain unauthorized access to, disrupt or misuse a Group Company System or Personal Information; (b) any actual breach of security that led to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information; and (c) any actual denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Group Company Systems or Personal Information.

“Shareholder” means a holder of Company Capital Stock.

“Shareholders’ Representative Expense Holdback Amount” means $100,000.

“Stock Merger Consideration” means that number of shares of Buyer Common Stock equal to (i) (A) 38.1450925% of (B) the Estimated Merger Consideration less the Preferred Stock Cash Consideration, divided by (ii) the Buyer Stock Price.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned or controlled, directly or indirectly, by such first Person, and with respect to the Company, such term also includes, without limitation, any of the entities listed in Schedule 3.1(b) of the Disclosure Schedules.

“Target Net Working Capital” means $3,142,234.

“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies or other assessments, including income Taxes, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value-added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, unitary, severance and employees’ income withholding, escheat, unclaimed property obligations, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation, and (iii) any and all liability for amounts described in clause (i) or (ii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract (other than any commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes) or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Period” means any period prescribed by any Governmental Authority for which a Return is required to be filed or a Tax is required to be paid.

“Transaction Expenses” means, (i) to the extent not paid by the Shareholders, the Company or otherwise prior to the Closing Date, the fees, costs and expenses (including legal, accounting, investment banking and financial advisory expenses) incurred by the Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and (ii) all bonuses, change-of-control, success, retention, severance, perquisites grants or cash buyouts thereof (including vehicle, drivers’ insurance and COBRA related payments) or other similar compensatory payments, whether payable by the Company at or following Closing and whether alone or in connection with any other event, including the additional passage of the time, to any current or former Representative of the Company upon consummation of the transactions contemplated hereunder, including the Closing Bonuses (including, in each case, the employer portion of any payroll, social security, unemployment or similar taxes), all of which shall be calculated without any offset for any consulting, salary, wage or other similar compensation paid by Buyer or its Affiliates that are not related to the Transaction Expenses following the Closing Date; provided, however, that Buyer shall be responsible for, and shall pay when owed (and not reduce Merger Consideration for), any retention or stay payment made or to be made to any Group Company Employee to the extent such payments are established by Buyer or requested and approved by Buyer in writing prior to the Closing.

“Transaction Percentage” means, with respect to any holder of Common Stock, the pro rata portion of the Estimated Merger Consideration paid to such Person at Closing relative to the Estimated Merger Consideration paid to all holders of Common Stock at the Closing.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definitions	Location

ACA	3.10(b)
Agreement	Preamble
Applicable Accounting Principles	2.10(a)
Balance Sheet	3.5(a)
Basket Amount	8.5(a)(ii)
BCL	Recitals
Buyer	Preamble
Buyer Benefit Plans	5.11(b)
Buyer Bring-Down Certificate	7.2(b)
Buyer Indemnified Parties	8.2(a)
Certificates of Merger	2.3
Charges	10.20(d)
Claim Information	8.4(a)
Closing	2.2(a)
Closing Cash	2.10(b)
Closing Date	2.2(a)
Closing Indebtedness	2.10(b)
Closing Net Working Capital	2.10(b)
Closing Transaction Expenses	2.10(b)
Company	Preamble
Company Bring-Down Certificate	7.3(d)
Company Capital Stock	3.3
Company Continuing Employees	5.11

Company Intellectual Property	3.13(b)
Company Patents	3.13(a)
Company Personnel	3.13(g)
Company Registered Copyrights	3.13(a)
Company Registered IP	3.13(a)
Company Registered Marks	3.13(a)
Company Software	3.13(d)
Confidential Information	5.8(b)
Confidentiality Agreement	5.8(a)
Consulting Agreements	2.2(b)(i)(G)
Copyrights	1.1
DE Certificate of Merger	2.3
DGCL	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.9
Effect	1.1
Effective Time	2.3
Employee Plans	3.10(a)
Employment Laws	3.11(c)
Environmental Laws	3.16(h)(i)
Environmental Permits	3.16(h)(ii)
ERISA	3.10(a)
Estimated Cash	2.10(a)
Estimated Indebtedness	2.10(a)
Estimated Net Working Capital	2.10(a)
Estimated Transaction Expenses	2.10(a)
Exchange Act	1.1
Exchange Agent	2.8(a)
Exchange Fund	2.8(a)
Final Closing Statement	2.10(b)
Financial Statements	3.5(a)
Fundamental Representations	8.1(a)(i)
Government Contract	3.17(a)(xii)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.10(d)
Interim Financial Statements	3.5(a)
IP Contracts	3.13(e)
Letter of Transmittal	2.8(b)
Major Customers	3.18(a)
Major Suppliers	3.18(b)
Marks	1.1
Material Contracts	3.17(a)
Merger	Recitals
Merger Sub	Preamble
Net Adjustment Amount	2.10(g)(i)

Notice of Disagreement	2.10(c)
NY Certificate of Merger	2.3
Patents	1.1
Preliminary Closing Statement	2.10(a)
Privacy Requirements	3.14(a)
Released Parties	5.15
Requisite Shareholder Approval	3.1(e)
Securities Act	2.2(e)
Shareholder Controlled Proceeding	6.2(b)
Shareholder Indemnified Parties	8.3
Shareholders’ Consents	Recitals
Shareholders’ Representative	Preamble
Subsidiary Interests	3.4(a)
Support Agreements	Recitals
Surviving Company	2.1
Tax Benefit	8.5(b)
Tax Claim	6.2(a)
Termination Date	9.1(c)
Third Party Claim	8.4(a)
Trade Secrets	1.1
Winston	10.21

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL and DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company in the Merger as a wholly-owned subsidiary of Buyer. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Section 2.2 Closing.

(a) The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Hostetler LLP, One North Wacker Drive, Suite 4500, Chicago, IL 60606 or remotely via the exchange of documents and signatures (including by email or facsimile), on the third Business Day following the date on which the last conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Parties entitled to the benefits thereof), or at such other place or at such other time or on such other date as the Company and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all Persons at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. For accounting and financial reporting purposes, the effective time of the Closing shall be at 12:01 a.m., Eastern time, on the Closing Date.

(b) At or prior to the Closing:

(i) the Buyer shall:

(A) deposit with the Exchange Agent (i) an amount equal to the Cash Merger Consideration plus the amount necessary to make any payments in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.2(f) and (ii) the Stock Merger Consideration, in each case to be held by the Exchange Agent and disbursed in accordance with the terms of this Agreement and the Exchange Agent Agreement;

(B) deliver or cause to be delivered the Shareholders’ Representative Expense Holdback Amount to the Shareholders’ Representative;

(C) deliver to the Escrow Agent the Escrow Amount to be held and disbursed pursuant to this Agreement and the Escrow Agreement;

(D) pay, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses, to each Person who is owed a portion thereof;

(E) deliver or cause to be delivered to the Company the Buyer Bring-Down Certificate;

(F) deliver a duly executed certificate of the secretary (or equivalent officer) of the Buyer and Merger Sub certifying (a) as to the incumbency and specimen signatures of the officers of the Buyer and Merger Sub executing this Agreement or any other Ancillary Agreement, (b) the resolutions of the board of directors of the Buyer and Merger Sub authorizing the transactions contemplated by this Agreement, and (c) the Governing Documents of the Buyer and Merger Sub;

(G) execute a counterpart to the consulting agreements entered into between the Buyer or its Affiliate and each Person listed on Schedule 2.2(b)(i)(G) of the Disclosure Schedules, in form and substance satisfactory to Buyer (the “Consulting Agreements”);

(H) deliver to the Company an executed counterpart of each of the Ancillary Agreements, duly executed by the Buyer; and

(ii) The Company shall:

(A) deliver or cause to be delivered to Buyer the Company Bring-Down Certificate;

(B) deliver certificates of good standing, or their equivalent, as of a date no earlier than ten (10) days prior to Closing with respect to each Group Company organized in the United States from the applicable jurisdictions of formation and jurisdictions where such Persons are qualified to do business, issued by the applicable Governmental Authority, except in the case of any jurisdiction that does not recognize such concept of good standing or its equivalent;

(C) deliver to the Buyer the resignation of all of the directors of the Company pursuant to Section 5.6;

(D) deliver or cause to be delivered to the Buyer an executed counterpart of each of the Consulting Agreements duly executed by each party thereto other than Buyer;

(E) deliver a duly executed certificate of the secretary (or equivalent officer) of the Company certifying (a) as to the incumbency and specimen signatures of the officers of the Company executing this Agreement or any other Ancillary Agreement, (b) the resolutions of the board of directors of the Company authorizing the transactions contemplated by this Agreement, and (c) the Governing Documents of the Company;

(F) deliver or cause to be delivered to the Buyer an executed counterpart of each of the Ancillary Agreements, duly executed by each party thereto other than Buyer; and

(G) deliver or cause to be delivered to the Buyer the consents set forth on Schedule 8.3(f) of the Disclosure Schedules.

(H) deliver or cause to be delivered to the Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

(d) Subject to Section 2.2(e), if any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered certificate is registered, it shall be a condition to such payment that (i) such certificate shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to Buyer or any agent designated thereby any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Buyer that such Tax has been paid or is not applicable.

(e) Prior to the Closing, the Company provided each Shareholder (i) a questionnaire in a form approved by Buyer and (ii) requested each Shareholder to deliver or cause to be delivered to the Company, at least two Business Days prior to the Closing Date, the questionnaire completed by such Shareholder, indicating whether such Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D and otherwise providing such customary information with respect to such Shareholder as is necessary for the Buyer to issue the Stock Merger Consideration to such Shareholder. If Buyer determines after review of the accredited investor questionnaire provided by any Shareholder that such Shareholder is not an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or is otherwise unsuitable to receive Buyer Common Stock pursuant to this Agreement or no questionnaire was provided to the Company at least two Business Days prior to the Closing Date, then Buyer shall be entitled, in its sole discretion, to pay to such Shareholder, an amount of cash consideration equal to the product of (A) the number of shares of Buyer Common Stock that such Shareholder would otherwise be entitled to receive pursuant to this Agreement multiplied by (B) the Buyer Stock Price, and payment of such amount shall be in full satisfaction of such Shareholder’s right to receive any Stock Merger Consideration.

(f) No certificates or scrip representing fractional share interests of Buyer Common Stock shall be issued as Stock Merger Consideration and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Buyer Common Stock. Any fractional shares and calculations shall be rounded to two decimal places (1/100th). In lieu of any such fractional shares, each holder of shares of Company Capital Stock shall be entitled to an amount in cash, without interest, rounded down to the nearest cent $0.01, equal to the product of (i) the amount of the fractional share interest in a share of Buyer Common Stock to which the holder of shares of Company Capital Stock is entitled to under this Section 2.2 and (ii) the Buyer Stock Price.

Section 2.3 Effective Time. On the Closing Date, the Company and the Buyer shall (a) cause (i) a certificate of merger (the “NY Certificate of Merger”) to be executed and filed with the Department of State of the State of New York in accordance with the relevant provisions of the BCL and (ii) a certificate of merger (the “DE Certificate of Merger” and together with the NY Certificate of Merger, the “Certificates of Merger”)) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL; and (b) make all other filings or recordings required under the BCL and the DGCL to effect the Merger. For purposes of this Agreement, the Merger will become effective at the time that the Certificates of Merger has been duly filed or at such later date as may be agreed by Company and Buyer in writing and specified in the Certificates of Merger in accordance with the BCL and DGCL (the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger will have the effects set forth herein, in the Certificates of Merger and in the applicable provisions of the BCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time: (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub will vest in the Surviving Company; and (b) all debts, liabilities, obligations, restrictions and duties of each of Company and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.5 Certificate of Incorporation and By-Laws of the Surviving Company. At and after the Effective Time, (a) the certificate of incorporation of the Surviving Company shall be the certificate of incorporation of the Company in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law, and (b) the by-laws of the Surviving Company shall be amended and restated as of the Effective Time in the form attached hereto as Exhibit F, until thereafter amended as provided therein or by applicable Law.

Section 2.6 Directors and Officers. Subject to applicable Law, at the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company, to serve until their respective successors are duly elected or appointed and qualified or until their resignation or removal.

Section 2.7 Conversion and Cancellation of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any Shareholder:

(a) Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock cancelled pursuant to Section 2.7(c) and Dissenting Shares pursuant to Section 2.9) shall be converted into the right to receive the Per Common Share Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock payable pursuant to Section 2.2(f) together with any amounts that may become payable in respect of such share of Common Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or the Shareholders’ Representative Expense Holdback Amount as provided in this Agreement or in respect of the Net Adjustment Amount, at the respective times and subject to the contingencies specified herein and therein. From and after the Effective Time, all such Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Common Share Merger Consideration pursuant to this Section 2.7(a).

(b) Preferred Stock. Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Preferred Stock cancelled pursuant to Section 2.7(c) and Dissenting Shares pursuant to Section 2.9) shall be converted into the right to receive the Per Preferred Share Merger Consideration. From and after the Effective Time, all such Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Merger Consideration pursuant to this Section 2.7(b).

(c) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of Company Capital Stock, if any, that are (i) held by the Company as treasury stock or (ii) owned or held, directly or indirectly, by the Company or its Subsidiaries or by Buyer, Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class B Common Stock of the Surviving Company.

Section 2.8 Exchange Procedures for Capital Stock.

(a) Exchange Agent. Prior to the Effective Time, Buyer shall engage Computershare Inc., a Delaware corporation or a similar bank or trust company to act as a stock exchange and paying agent (the “Exchange Agent”). At the Effective Time, Buyer shall deposit with the Exchange Agent, for the benefit of the Shareholders, (i) the shares of Buyer Common Stock to be issued as Stock Merger Consideration (which shall be in uncertificated book-entry form with restrictive notations customary for shares issued in a transaction not registered under the Securities Act); and (ii) cash sufficient to pay the Cash Merger Consideration and the Preferred Stock Cash Consideration and to make any payments in lieu of fractional shares pursuant to Section 2.2(f) (such cash and shares of Buyer Common Stock, the “Exchange Fund”). The Company and Buyer shall provide the Exchange Agent with irrevocable instructions to deliver the Estimated Merger Consideration contemplated to be delivered as set forth in Section 2.8(b) out of the Exchange Fund and that the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the date hereof, the Exchange Agent shall deliver to each holder of record of shares of Company Capital Stock that are to be converted pursuant to Section 2.7(a) and Section 2.7(b) into the right to receive the Per Common Share Merger Consideration or Per Preferred Share Merger Consideration, as applicable, a letter of transmittal, in substantially the form of Exhibit G attached hereto (each, a “Letter of Transmittal”), together with instructions for use in effecting the surrender of such shares of Company Capital Stock in exchange for the Per Common Share Merger Consideration or the Per Preferred Share Merger Consideration, as applicable, payable in respect of each such share of Company Capital Stock. Upon delivery of such Letter of Transmittal to the Exchange Agent, including, if applicable, an appropriate IRS Form W-8 or W-9, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder shall be entitled to receive an amount equal to the product obtained by multiplying (i) the number of shares of Company Capital Stock covered by such holder’s Letter of Transmittal by (ii) the Per Common Share Merger Consideration or the Per Preferred Stock Merger Consideration. The Exchange Agent shall deliver, from the Exchange Fund, the applicable portion of the Estimated Merger Consideration (as calculated as of the Effective Time based on the Preliminary Closing Statement) payable in respect of such shares of Company Capital Stock as promptly as practicable after receipt the Exchange Agent of the Letter of Transmittal, including such other required documents as provided in this Section 2.8(b), in accordance with the foregoing. Until a Letter of Transmittal is so delivered with respect to any such share of Company Capital Stock, such Company Capital Stock (other than Company Capital Stock to be cancelled in accordance with Section 2.7(c) and Dissenting Shares pursuant to Section 2.9) will be deemed, from and after the Effective Time, for all purposes, to represent only the right to receive, upon delivery of the Letter of Transmittal to the Exchange Agent, including such other required documents as provided in this Section 2.8(b), the Per Common Share Merger Consideration or the Per Preferred Share Merger Consideration, as applicable, payable in respect of each such share of Company Capital Stock.

(c) No Further Ownership Rights in Capital Stock. At the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Company or the Surviving Company of the Company Capital Stock which were outstanding immediately prior to such time. If, after such time, any Company Capital Stock is presented to the Surviving Company for any reason, it shall be cancelled and exchanged as provided in this Article II.

(d) Commencing six (6) months after the Closing Date, if Rule 144 is then available for the sale of shares of Buyer Common Stock without volume or manner-of-sale requirements, upon receipt of a customary seller representation letter from any Shareholder in a form reasonably acceptable to the Buyer, the Buyer will promptly cause the Exchange Agent or its transfer agent, as applicable to remove any restrictive legend or similar transfer restrictions (or notation if in book form) from shares of Buyer Common Stock received by such Shareholder. Unless such restrictive legend or similar transfer restriction (or notation if in book form) is already removed pursuant to the previous sentence, effective as of the date which is 12 months after the Closing Date, the Buyer shall cause the Exchange Agent or its transfer agent, as applicable to remove any restrictive legend or similar transfer restrictions (or notation if in book form) to be removed from shares of Buyer Common Stock received pursuant to this Agreement. With a view to making available to Shareholders the benefits of Rule 144, for a period of twelve (12) months from the Closing Date, the Buyer agrees to use commercially reasonable efforts to comply with the conditions of Rule 144(c)(1) to permit Shareholders to sell its shares of Buyer Common Stock pursuant to Rule 144 without registration.

Section 2.9 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Company Capital Stock to be cancelled in accordance with Section 2.7(c)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights with respect to such shares of Company Capital Stock in accordance with Section 623 of the BCL (such shares of Company Capital Stock being referred to collectively as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the BCL with respect to such Dissenting Shares) will not be converted into a right to receive a portion of the Merger Consideration, but instead will entitle such holder holding such Dissenting Shares only to such relief as is provided by Section 623 of the BCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 623 of the BCL or if a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by Section 623 of the BCL, then, in either case, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to this Article II and elsewhere in this Agreement, without any interest thereon. The Company shall serve prompt notice to Buyer of any demands, whether written or unwritten, received by the Company for appraisal of any shares of Company Capital Stock, and Buyer shall have the right to participate in all negotiations and actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, (A) make any payment with respect to, or settle or offer to settle, any such demands, (B) engage in any communication with the holder of any Dissenting Shares with respect to such Person’s demand for appraisal of shares of Company Capital Stock, (C) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect dissenters’ or appraisal rights in accordance with the BCL, or (D) agree to do any of the foregoing (A), (B) or (C).

Section 2.10 Merger Consideration Adjustments.

(a) At least three Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of the Company’s (i) Closing Net Working Capital (the “Estimated Net Working Capital”), (ii) Closing Indebtedness (the “Estimated Indebtedness”),

(iii) Closing Cash (the “Estimated Cash”), and (iv) Transaction Expenses (the “Estimated Transaction Expenses”) (and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby), based on the Company’s books and records and other available information, and calculated in accordance with GAAP on a basis consistent with Exhibit D (the “Applicable Accounting Principles”). Prior to the Closing, the Company and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the Company and the Buyer are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Merger Consideration on the Closing Date.

(b) Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Shareholders’ Representative a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail and in accordance with the Applicable Accounting Principles of the actual (i) Net Working Capital as of 12:01 a.m., Eastern time, on the Closing Date (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash as of (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), each of Closing Indebtedness, Closing Cash and Closing Transaction Expenses to be determined as of immediately prior to the Closing.

(c) The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Shareholders’ Representative delivers to the Buyer written notice of his disagreement (a “Notice of Disagreement”) specifying in reasonable detail the basis and nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement; provided, that the Shareholders’ Representative may deliver only one Notice of Disagreement and may not amend the Notice of Disagreement once it has been delivered to the Buyer. The Shareholders’ Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.10(d).

(d) During the 30-day period following delivery of a Notice of Disagreement by the Shareholders’ Representative to the Buyer, the Shareholders’ Representative and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Shareholders’ Representative and the Buyer within such 30-day period shall be final and binding with respect to such items, and if the Shareholders’ Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Shareholders’ Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Shareholders’ Representative and the Buyer have not resolved all such differences by the end of such 30-day period, the Shareholders’ Representative and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be BDO USA, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Shareholders’ Representative and the Buyer. The Buyer and the Shareholders’ Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it, and describing in reasonable detail its determination of each matter submitted to it, within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Shareholders’ Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Buyer and the Shareholders’ Representative have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party in the Final Closing Statement or the Notice of Disagreement or less than the smallest value for such item claimed by either party in the Final Closing Statement or the Notice of Disagreement. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Shareholders’ Representative (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e) The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.10 shall be borne by the Shareholders’ Representative, on behalf of the Shareholders, and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the respective Representatives of the Shareholders’ Representative and the Buyer incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by the Shareholders’ Representative, on behalf of the Shareholders, and the Buyer, respectively.

(f) The Buyer, the Shareholders’ Representative and the Company will provide information in its possession pertaining to this Section 2.10, upon another party’s reasonable request. The Company will afford the Buyer, the Shareholders’ Representative and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.10. The Company and the Buyer shall authorize their respective accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.10; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Estimated Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.10 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.10 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.10 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.10 minus the Estimated Transaction Expenses;

(ii) If the Net Adjustment Amount is positive, (A) the Estimated Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount and (B) the Buyer shall pay, or cause to be paid, to each Shareholder of Common Stock such Shareholder’s Transaction Percentage of the Net Adjustment Amount, which amount shall be payable in cash by wire transfer of immediately available funds to the account designated in such Shareholder’s Letter of Transmittal; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), (A) the Estimated Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount and (B) the Buyer and the Shareholders’ Representative shall issue a joint written instruction that directs a portion of the Escrow Funds equal to the Net Adjustment Amount to be released and paid to the Buyer.

(h) Amounts to be paid pursuant to Section 2.10(g) shall be made within 10 Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.10 by wire transfer of immediately available funds, and in the case of Buyer, to such account or accounts as may be designated in writing by Buyer at least two Business Days prior to such payment date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization; Qualification and Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of New York, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Subsidiary of the Company (except for the Dissolved Subsidiaries) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept) as set forth on Schedule 3.1(b) of the Disclosure Schedules and has all requisite corporate or other organizational power and authority to own, lease, use and operate its properties and assets and to carry on its business as now being conducted. Each Subsidiary of the Company (except for the Dissolved Subsidiaries) is qualified to do business and is in good standing as a foreign entity in each jurisdiction where conduct of its business as presently contemplated to be conducted requires such qualification, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Each Dissolved Subsidiary was duly and officially liquidated and dissolved without any outstanding, ongoing, pending or threatened liability, debt, claim, demand or dispute arising from, in connection with, or relating to the liquidation and/or dissolution of such Dissolved Subsidiary.

(d) A complete and correct copy of the Governing Documents, as amended to date, of each Group Company has heretofore been furnished to the Buyer by the Company. Such Governing Documents are in full force and effect.

(e) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company, subject only to the Requisite Shareholder Approval. The affirmative vote of Shareholders who hold at least two thirds of the outstanding shares of the Company’s Class B Common Stock (the “Requisite Shareholder Approval”) is the only vote or approval of Shareholders required under Law or the

Company’s Governing Documents. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.2(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the Governing Documents of any Group Company or similar agreement governing the voting or transfer of the Company Capital Stock;

(ii) conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of, or notice to, any Person pursuant to, or give to others any rights of termination, amendment, cancellation or acceleration of any obligation under, or loss of material benefit under, any Material Contract, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any material asset of any Group Company.

(b) Except as set forth on Schedule 3.2(b) of the Disclosure Schedules, the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates (as opposed to any third party) and their participation in the transactions contemplated by this Agreement and the Ancillary Agreements or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3 Capitalization. The Company’s authorized and issued and outstanding Capital Stock is as set forth on Schedule 3.3 of the Disclosure Schedules (the “Company Capital Stock”), including the holders of record and beneficially of each such issued and outstanding Capital Stock and the number and class of Capital Stock held by each such holder. All of the Company’s issued and outstanding Capital Stock is duly authorized, validly issued, fully paid and nonassessable and is not subject to, nor was it issued in violation of, any preemptive or similar rights. The Company Capital Stock constitutes all of the issued and outstanding capital stock of the Company. There are no outstanding obligations, options, warrants, calls, convertible securities, stock appreciation rights, phantom stock, profit interests or participation or other rights, agreements, arrangements or commitments of any kind relating to the Company Capital Stock or obligating or which may obligate the Company to issue, transfer, sell or deliver any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, dispose, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no declared but unpaid dividends or distributions with respect to any of the Company Capital Stock. There is no Contract (i) which obligates any Group Company to purchase, redeem, or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any Company Capital Stock or (ii) which restricts the Company from purchasing, redeeming, or otherwise acquiring, or making any payment (including any dividend or distribution) in respect of any Company Capital Stock. There are no agreements or understandings, including, without limitation, stockholder agreements, voting trusts or proxies, in each case either (i) to which the Company is a party, or (ii) to the Company’s Knowledge, any two or more shareholders are parties, in effect with respect to the voting or transfer of any of the Company Capital Stock. The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Shareholders on any matter.

Section 3.4 Equity Interests.

(a) Schedule 3.4(a) of the Disclosure Schedules, sets forth the authorized and issued and outstanding Capital Stock of each Subsidiary (other than the Dissolved Subsidiaries) of the Company, including the holders of record and beneficially of each such issued and outstanding Capital Stock and the number and class of Capital Stock held by each such holder (such Capital Stock set forth on Schedule 3.4(a) of the Disclosure Schedule, the (“Subsidiary Interests”). All of the Subsidiary Interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor was it issued in violation of, any preemptive or similar rights. The Subsidiary Interests constitute all of the issued and outstanding Capital Stock of the Subsidiaries of the Company. There are no outstanding obligations, options, warrants, calls, convertible securities, stock appreciation rights, phantom stock, profit interests or participation or other rights, agreements, arrangements or commitments of any kind relating to the Subsidiary Interests or obligating or which may obligate any Subsidiary of the Company to issue, transfer, sell or deliver any shares of Capital Stock of such Subsidiary. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, dispose, redeem or otherwise acquire any shares of Capital Stock of such Subsidiary or to provide funds to, or make any investment in, any other Person. There are no declared but unpaid dividends or distributions with respect to any of the Subsidiary Interests. There is no Contract (i) which obligates any Group Company to purchase, redeem, or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any Subsidiary Interest or (ii) which restricts any Group Company from purchasing, redeeming, or otherwise acquiring, or making any payment (including any dividend or distribution) in respect of any Subsidiary Interest. There are no agreements or understandings, including, without limitation, stockholder agreements, voting trusts or proxies, in effect with respect to the voting or transfer of any of the Subsidiary Interests. No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with any other holder of Capital Stock of such Subsidiary.

(b) Except for the Subsidiary Interests and as set forth on Schedule 3.4(b) of the Disclosure Schedules, no Group Company owns any Capital Stock (contingent or otherwise) in any Person. All such Capital Stock listed on Schedule 3.4(b) of the Disclosure Schedules are duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor was it issued in violation of, any preemptive or similar rights.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) Copies of the audited balance sheet of the Group Companies as at September 30, 2020 and 2019, and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, (collectively referred to as the “Financial Statements”) and the balance sheet of the Company as at August 31, 2021 (the “Balance Sheet”), and the related statement of income, retained earnings, stockholders’ equity and changes in financial position of the Company (collectively referred to as the “Interim Financial Statements”), have been made available to the Buyer by the Company. Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on and is consistent with the books and records of the Group Companies (except as may be indicated in the notes thereto), which records are correct and complete in all material respects, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material. The Group Companies have established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP. There are no internal investigations or internal inquiries that, during the past five (5) years, have been conducted by or at the direction of the board of directors of the Company (or any committee thereof) concerning any financial accounting or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure or enforcement action.

(b) There are no Liabilities, whether known or unknown, of the Group Companies of a nature that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than any Liabilities that (i) are reflected or reserved against on the Interim Financial Statements or the Financial Statements or (ii) were incurred since the date of the Balance Sheet in the ordinary course of business of the Group Companies.

Section 3.6 Accounts Receivable; Accounts Payable.

(a) Except as set forth on Schedule 3.6 of the Disclosure Schedules, all of the material Accounts Receivable (i) are valid obligations that have arisen from bona fide transactions reflecting the sales actually made or services actually performed by the Group Companies, (ii) are properly reflected in all material respects on the Group Companies’ books and records and balance sheets in accordance with GAAP (applied in a manner consistent with the Company’s past practices) and (iii) are not subject to any material contest, claim or right of set off, or, to the Knowledge of the Company, threatened contest, claim or right of set off. All reserves, allowances and discounts with respect to the Accounts Receivable reflected in the Interim Financial Statements were established in accordance with GAAP in all material respects (applied in a manner consistent with the Company’s past practices) consistent with the reserves, allowances and discounts previously maintained by the Group Companies with respect to Accounts Receivable in the ordinary course of business. There is (x) no material account debtor who has refused or threatened in writing (or, to the Company’s Knowledge, threatened orally) to refuse to pay its obligations or who has threatened in writing (or, to the Company’s Knowledge, threatened orally) to set-off such obligations for any reason, (y) to the Company’s Knowledge, no material account debtor who is insolvent or bankrupt, and (z) no Accounts Receivable of the Group Companies that is pledged to any third party, except with respect to Indebtedness that will be paid off in connection with the Closing. To the Company’s Knowledge, there is no material contest, claim defense, or right of setoff relating to the amount or validity of any Accounts Receivable.

(b) All material accounts payable of the Group Companies are reflected properly on their books and records, are valid, have arisen from bona fide transactions in the ordinary course of business consistent with past practice, are subject to no setoff or counterclaim and are current. Since the date of the Balance Sheet, the Group Companies have paid their accounts payable in the ordinary course of business consistent with past practice. The Group Companies have no accounts payable to any Shareholder or any other Person who is an officer, director or employee of the Company or any of its Subsidiaries, or any immediate family member of such individual.

Section 3.7 Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, since June 30, 2021 (a) the business of the Group Companies has been conducted, and its properties have been operated, in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect and (c) the Group Companies have not taken any action or agreed or committed to any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.8 Compliance with Law; Permits.

(a) Except as set forth on Schedule 3.8(a) of the Disclosure Schedules, each Group Company is, and for the three years prior to the date hereof has been, in compliance in all material respects with all Laws applicable to it.

(b) Each Group Company is in possession of all material Permits necessary for such Group Company to own, lease and operate its properties and to carry on its business as currently conducted, which Permits are in full force and effect and set forth on Schedule 3.8(b) of the Disclosure Schedules. Such Group Company is in compliance with such Permits in all material respects, and no suspension or cancellation of any material Permit is pending or, to the Company’s Knowledge, threatened. No Group Company has received any written notice of any material violation or default under any such Permit that is unresolved.

Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is, and during the three years preceding the date of this Agreement there has been, no Action by or against any Group Company pending, or to the Company’s Knowledge, threatened in writing with respect to any Group Company or its assets. Except as set forth on Schedule 3.9 of the Disclosure Schedules, the Group Companies and their respective assets are not, and for the three years prior to the date hereof have not been, subject to any material Judgment. To the Company’s Knowledge, there are no material Judgments threatened to be imposed on any Group Company or any of their respective assets by any Governmental Authority.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth (i) a list of all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, severance, fringe benefit or other material benefit plans, programs or arrangements, whether funded or unfunded, that are maintained, contributed to or sponsored by the Group Companies for the benefit of any current or former employee, officer or director of the Group Companies; (ii) each material voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, whether or not tax-qualified or subject to ERISA to which any Group Company has contributed or does contribute; and (iii) a list of all employment, termination, severance or other material contracts, agreements or arrangements, pursuant to which the Company currently has any obligation with respect to any current or former employee, officer or director of the Group Companies (collectively, the “Employee Plans”). The Group Companies have made available to the Buyer copies of the following, as applicable, with respect to the Employee Plans: (i) a true and complete copy of each Employee Plan (including a written summary of the material terms of any unwritten Employee Plan), (ii) all current summary plan descriptions, (iii) any trust agreements or other funding arrangements, insurance policies and contracts, (iv) the two most recent Forms 5500, (v) compliance and testing results prepared on behalf of any Employee Plan for the prior two years, (vi) any material communications or filings within the last three years with any Governmental Authority regarding the Employee Plans, and (vii) the most recent determination or opinion letter from the IRS with respect to any Employee Plan.

(b) (i) Each Employee Plan has been maintained and operated in accordance with its terms and applicable Law in all material respects, including the requirements of ERISA and the Code, (ii) all contributions required to have been made under any of the Employee Plans have been properly and timely made or as of Closing will have been properly accrued on the books and records of the Group Companies, (iii) the Group Companies have not attempted to maintain the grandfathered health plan status under the Patient Protection and Affordable Care Act (the “ACA”) of any Employee Plan, and have complied in all material respects with the ACA (and guidance thereunder), and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Company’s Knowledge, threatened in writing with respect to any Employee Plan by any current or former employee, officer or director of the Group Companies that would reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the Company’s Knowledge, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Employee Plan.

(d) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Group Company would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e) No Group Company nor any other employer that is together with such Group Company treated as an ERISA Affiliate, has incurred any liability under Section 4062, 4063, 4064 or 4069 of ERISA that, to the Company’s Knowledge, could subject the Buyer or the Group Companies to such liability. No Group Company, nor any ERISA Affiliate, while an ERISA Affiliate, has any currently outstanding material withdrawal liability, within the meaning of Section 4201 of ERISA, to any multiemployer pension plan, which liability could reasonably be expected to become a liability of the Buyer.

(f) Each contract, arrangement, or plan of the Group Companies that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance in all material respects with Code Section 409A and the applicable guidance issued thereunder. The Group Companies do not have any obligations to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.

(g) Except as set forth in Schedule 3.10(g) of the Disclosure Schedules, no amount that could be received (whether in the form of cash or property or the vesting of property) in connection with the transactions contemplated hereby (individually or considered collectively with any other events, agreements, plans, arrangements or other contracts) by any employee, officer, director, stockholder or other service provider of the Group Companies would not be deductible by reason of Section 280G of the Code.

Section 3.11 Labor and Employment Matters.

(a) The Group Companies are not a party to or bound by any labor or collective bargaining contract and no Group Company Employees are represented by any labor union, works council, or other labor-related organization with respect to their employment with the Group Companies. To the Company’s Knowledge, within the past three years, (a) there have been no organizing activities or collective bargaining arrangements that affect the Group Companies, (b) there have been no written threats of organization activities by any labor organization or group of employees of the Group Companies that affect the Group Companies and (c) there have been no material lockouts, strikes, slowdowns or work stoppages implemented, pending or threatened in writing by or with respect to any employees of the Group Companies.

(b) Schedule 3.11(b) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Group Companies working in the United States or abroad as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other cash incentive-based compensation; (vi) Group Company employer; (vii) exemption status; and (viii) location (country, city and state). As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Preliminary Closing Statement).

(c) Each Group Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of a Group Company, including, without limitation, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, the maintenance and handling of personnel records, health and safety, workers’ compensation, leaves of absence, paid time off, paid sick leave and unemployment insurance (the “Employment Laws”). All individuals characterized and treated by the Group Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and for purposes of participant and benefit accrual under each Employee Plan. Each Group Company is in compliance in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against any Group Company pending, or to the Knowledge of the Company, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former applicant, employee, consultant or independent contractor of a Group Company, including, without limitation, any charge, investigation or claim relating to the Employment Laws.

(d) Each Group Company has complied with the Worker Adjustment and Retraining Notification Act.

Section 3.12 Real and Personal Property.

(a) No Group Company owns any real property.

(b) Schedule 3.12(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Group Companies have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. All leases in respect of the Leased Real Property are in full force and effect, no Group Company is in default under any lease for any Leased Real Property, and to the Company’s Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder by the applicable Group Company or the applicable landlord. To the Company’s Knowledge, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof. True and complete copies of the leases and each related material lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) in effect at the date hereof relating to the Leased Real Property have been made available to the Buyer and, other than as set forth on Schedule 3.12(b) of the Disclosure Schedules there has not been any sublease or assignment or collateral assignment entered into by any Group Company in respect of the leases relating to the Leased Real Property.

(c) Except as set forth on Schedule 3.12(c) of the Disclosure Schedules, the applicable Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in, the assets and personal property used by it, including all tangible personal property reflected as owned on the Balance Sheet (other than inventory sold since the date of the Balance Sheet in the ordinary course of business), free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.12(c) of the Disclosure Schedules, all the tangible personal property purchased or otherwise acquired by the Company since the date of the Balance Sheet (other than inventory acquired and sold since the date of the Balance Sheet in the ordinary course of business) is owned by the applicable Group Company free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.12(c) of the Disclosure Schedules, no Shareholder or any Affiliate of any Shareholder owns or has any rights to use any assets used in or related to any Group Company’s business. The Group Companies’ tangible personal property is free from material defects, is in satisfactory operating condition (subject to normal wear and tear), has been maintained in accordance with customary industry practice and is located at the Leased Real Property.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all active registered Marks and applications for registration of Marks owned by the Group Companies (collectively, the “Company Registered Marks”), Schedule 3.13(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all active issued Patents and applications for Patents owned by the Group Companies (collectively, the “Company Patents”) and Schedule 3.13(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all active registered Copyrights and all pending applications for registration of Copyrights owned by the Group Companies (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. To the Company’s Knowledge, the Company Registered IP is in effect and subsisting, and the one of the Group Company’s is the sole owner of such applications and registrations.

(b) None of the Intellectual Property owned, or purported to be owned, by the Group Companies (the “Company Intellectual Property”), nor any products or services distributed, sold or offered in connection with the business of the Group Companies as currently conducted, nor any technology or materials used in connection therewith infringes upon or misappropriates any Intellectual Property of any third party. No Group Company has received within the prior five

(5) years any written notice asserting that any such infringement or misappropriation has occurred. The Company Intellectual Property is not subject to any outstanding Judgment to which any Group Company is a party or by which it is bound and the Company Intellectual Property was directly and specifically at issue in such Judgment. No Judgment is pending or, to the Company’s Knowledge, threatened in writing, to which any Group Company is a party or by which it is bound and the Company Intellectual Property is directly and specifically at issue, that challenges the validity, enforceability, ownership, use or licensing of any Company Intellectual Property. Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, to the Company’s Knowledge, no third party is misappropriating or infringing any material Company Intellectual Property in any material manner. This Section 3.13(b) constitutes the sole and exclusive representation and warranty regarding the Group Companies’ infringement, misappropriation or other violation of any Intellectual Property of any third party.

(c) The Company Intellectual Property and the Intellectual Property licensed by the Group Companies constitute all Intellectual Property necessary to conduct the Group Companies’ business in the manner currently conducted.

(d) Schedule 3.13(d) of the Disclosure Schedules sets forth a true and complete list of all proprietary software developed by or on behalf of the Group Companies that is Company Intellectual Property and that is material to the business of any Group Company as currently conducted (collectively the “Company Software”). To the Company’s Knowledge, the Company Software does not contain any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized Person or any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions (other than such mechanisms intentionally included in any Company Software for the Company to monitor and control access and use of such Company Software).

(e) Schedule 3.13(e) of the Disclosure Schedules sets forth (i) all agreements to which any Group Company is a party for the development of any Intellectual Property that is material to the business of any Group Company, as currently conducted, by any third party for or on behalf of any Group Company (excluding non-disclosure and invention assignment agreements entered into with employees of any Group Company in the ordinary course of business in the form(s) made available to Buyer prior to the date hereof), (ii) all licenses, sublicenses and other agreements to which any Group Company is a party whereby (A) such Group Company is authorized to use any Intellectual Property that is material to the business of any Group Company (other than (1) for off-the-shelf commercially available software, freeware or open source software, in each case, that do not require payment of any recurring license fees, subscriptions fees, and/or recurring support and maintenance in amounts in excess of $100,000 per year, and (2) non-disclosure agreements entered into in the ordinary course of business) and (B) such Group Company licenses or otherwise authorizes a third party to use any Company Intellectual Property (excluding non-exclusive outbound licenses of Intellectual Property granted under Contracts entered into in the ordinary course of business with customers of any Group Company or with service providers of any Group Company for the purpose of providing services to a Group Company) (collectively , the “IP Contracts”).

(f) Each Group Company has taken reasonable and customary precautions to protect the proprietary nature of each item of Company Intellectual Property that is material to the business of such Group Company, and to maintain in confidence all material Trade Secrets owned by such Group Company.

(g) All current and former executives, employees, contractors and consultants of the Group Companies (collectively, “Company Personnel”) who have participated in the creation or development of any Intellectual Property by or on behalf of any Group Company have executed and delivered to the Group Companies a valid and enforceable agreement (A) providing for the non-disclosure by such Person of any confidential information of the Group Companies, and (B) under which such Person presently assigns to the Group Companies all of such Person’s right, title and interest in and to such Intellectual Property, in each case, in the form(s) made available to Buyer prior to the date hereof and without modification. To the Knowledge of the Company, no current and former Company Personnel is in material violation of any term of any such proprietary information and assignment agreement between such Person and a Group Company. To the Company’s Knowledge (without conducting any patent search or investigation), none of the former or current Company Personnel or other Person who has contributed to the creation or development of any Company Intellectual Property or Company Software has any Patents issued or applications pending for any device, process, design, or invention of any kind now used or needed by any Group Company in the furtherance of the Group Companies’ business.

Section 3.14 Data Privacy and Security.

(a) The Group Companies and its products and services for the previous four (4) years have been, and currently are, in material compliance with (i) all applicable Data Security Requirements, and (ii) the requirements of any Contract relating to the processing of Personal Information by which any Group Company is bound (together the “Privacy Requirements”). The Group Companies have provided consumers and employees with all notices and disclosures to the extent required by applicable Privacy Requirements. In the previous four (4) years, no Group Company has been subject to any written claim, inquiry, proceeding, audit, or investigation, or has been required to provide any notice to any Person, and has not received any notice from any Person, in each case in connection with any actual or alleged violation of the Privacy Requirements. To the Company’s Knowledge, the consummation of this transaction will not cause the Group Companies to violate or breach any Privacy Requirements.

(b) No materials published or distributed by the Group Companies constitute obscene material, contain defamatory statements or material, constitute false advertising, are in violation of the right of publicity, or otherwise violate applicable Law.

(c) The Group Companies maintain, and for the previous four (4) years have maintained, commercially reasonable administrative, physical and technical security measures, safeguards and policies reasonably designed to protect the confidentiality, integrity, and availability of all Personal Information owned, stored, used, maintained or controlled by or on behalf of each Group Company designed to prevent and avoid (i) any material loss, failure, and corruption of Personal Information, (ii) any unauthorized access or use of Personal Information, and (iii) any code, software, or computer instruction of an unwanted or malicious nature (including computer viruses, worms, Trojan Horses, malware, adware, and self-destruction or termination mechanisms). Commercially reasonable disaster recovery plans, which includes the collection of regular back-up copies of data and information critical to the business, are in place to ensure that the core Group Company Systems can be replaced without material disruption to the business in the event of a failure of Group Company Systems. The software, hardware, networks and other Group Company Systems owned, licensed or leased by the Group Companies are in good working order and sufficient for the business of the Group Companies as currently conducted, and as presently contemplated to be conducted. The Group Company Systems have not been subject to any outages, failures, breakdowns or continued substandard performance which have caused any material disruption or interruption in the business of the Group Companies or the use of the Group Company Systems.

(d) In the previous four (4) years, there have not been any Security Incidents that require or required any Group Company to notify government authorities, affected individuals, or other parties of such occurrence, nor have there been any material unauthorized access, use, or disclosure of any Personal Information stored on Group Company Systems or required any Group Company to notify Governmental Authorities, affected individuals, or other parties of such occurrence.

Section 3.15 Taxes. Except as set forth on Schedule 3.15 of the Disclosure Schedules::

(a) The Group Companies have accurately prepared and timely filed all Returns required to be filed. Such Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. No Group Company has requested any extension of time within which to file any Return, which Return has since not been filed. The Group Companies are and have been in compliance with all applicable Laws pertaining to Taxes in all material respects, including all applicable Laws relating to record retention.

(b) The Group Companies have timely paid all material Taxes owed by them (whether or not shown on any Return) and have adequately provided for all material Taxes for which they are required to provide.

(c) The Group Companies have timely withheld and paid to the appropriate Governmental Authority all amounts required to be withheld and paid in connection with amounts paid or owing to, or required to be shown on any information return provided to, employees, agents, contractors, creditors, nonresidents and any other third parties, and all required information returns with respect to any such amounts have been correctly prepared and filed.

(d) No claim has been made in writing by any taxing authority in any jurisdiction where a Group Company does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from a Group Company.

(e) No Group Company is a party to any Action by any taxing authority, nor is there any pending or threatened Action by any taxing authority.

(f) All deficiencies asserted or assessments made against the Group Companies as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously, in writing, by any taxing authority that reasonably could be expected to be asserted in any other period.

(g) There are no Encumbrances for Taxes upon the assets of a Group Company, other than Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

(h) No Group Company is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, unitary or similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person under any state, local or foreign analogue of Treasury Regulations Section 1.1502-6 as a transferee or successor, by Contract or otherwise and (iii) is a party to any Tax indemnity, allocation or sharing agreement, other than any commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes.

(j) No Group Company (i) has been a “United States real property holding corporation” (as defined in Code Section 897(c)(2)) during the five (5) year period ending on the Closing Date, (ii) is a party to or has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations, (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, and (iv) is not and has not been subject to adjustment under section 482 of the Code (including any similar provision of state, local, or foreign Tax law).

(k) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) any prepaid amounts received on or prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law).

(l) During the past three (3) years, no Group Company has been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code Section 368 or constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355 in a distribution of stock intended to qualify for tax-free treatment under Code Section 355.

(m) No power of attorney has been executed by or on behalf of the Company with respect to any matters relating to Taxes that is currently in force.

Section 3.16 Environmental Matters.

(a) The Group Companies are, and at all times in the past three years have been, in compliance with all applicable Environmental Laws in all material respects.

(b) The Group Companies have obtained all Environmental Permits, and the Group Companies are, and at all times in the past three years have been, in compliance with all Environmental Permits in all material respects. All Environmental Permits held by the Group Companies are valid and in full force and effect and disclosed on Schedule 3.16(b) of the Disclosure Schedules, and no Group Company has received any notice of any revocation, termination, or modification of any Environmental Permit, the subject of which remains unresolved.

(c) There has been no Release or disposal of any Hazardous Materials by the Group Companies at any property currently or formerly owned, leased, or otherwise operated by the Group Companies that would reasonably be expected to result in a material liability under Environmental Laws.

(d) No Group Company has received written notice of any violation of, or liability under, or to the Company’s Knowledge, any threatened notice of violation or investigation under any Environmental Law, the subject of which remains unresolved.

(e) No Group Company has received any pending written request for information under any Environmental Laws from any Governmental Authority.

(f) No Group Company has assumed, by contract, operation of law, or otherwise, any liability of any other Person pursuant to Environmental Laws.

(g) The Group Companies have provided or made available to the Buyer complete copies of any Phase I Environmental Site Assessment reports, Phase II investigation reports, or environmental audit reports in its possession or related to the environmental condition of any property currently or formerly owned, leased or operated by the Group Companies or related to compliance with Environmental Laws.

(h) For purposes of this Agreement:

(i) “Environmental Laws” means any Law of any Governmental Authority, relating to the (A) protection, preservation, or restoration of the environment (including, without limitation, indoor and ambient air, water, vapor, surface water, groundwater, surface land, subsurface land, and natural resources), (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, registration, production, emission, Release, disposal, management, regulation or exposure to Hazardous Materials, or (C) the health and safety of workers or persons to the extent related to exposure to Hazardous Materials.

(ii) “Environmental Permits” means all Permits required under any Environmental Laws.

Section 3.17 Material Contracts.

(a) Schedule 3.17(a) of the Disclosure Schedules sets forth a true and complete list (arranged in accordance with this Section 3.17(a)) of the following Contracts to which any Group Company is a party or by which any Group Company or any of its assets are bound (such contracts and agreements as described in this Section 3.17(a), together with all IP Contracts and any Contracts that should be set forth on Schedule 3.17(a), being “Material Contracts”):

(i) all Contracts that provide for payment or receipt by the Company, including any such contracts and agreements with customers or clients, of more than $100,000 per year;

(ii) all Contracts for the lease of any personal property to or from any Person, which have future required scheduled payments in excess of $50,000 in any calendar year;

(iii) all Contracts relating to Indebtedness or under which an Encumbrance has been imposed on the Company (other than a Permitted Encumbrance);

(iv) all Contracts that limit or purport to limit the ability of any Group Company or any of its Affiliates to compete (A) in any line of business or market, (B) with any Person, (C) in any geographic area or (D) during any period of time;

(v) all Contracts that require any Group Company to deal exclusively with the counterparty or under which any Group Company grants exclusive rights to another Person;

(vi) all Contracts with any Material Customer or Material Supplier.

(vii) all Contracts listed on Schedule 3.19 of the Disclosure Schedules;

(viii) all joint venture, partnership or similar agreements or arrangements;

(ix) all Contracts containing any capital expenditure obligations after the date of this Agreement in excess of $100,000, individually;

(x) all Contracts relating to the acquisition or disposition of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person) whether by merger, sale of stock, sale of assets or otherwise, under which, after the Closing, any Group Company will have any remaining obligations;

(xi) all Contracts relating to any employment, individual independent contractor, or individual consulting agreement requiring payment by any Group Company of base annual fees or annual salary in excess of $150,000;

(xii) (A) all Contracts with any Governmental Authority and (B) all Contracts under which any Group Company is a subcontractor to a Person which, to the Company’s Knowledge, is a party to a Contract with any Governmental Authority with respect to which such Contract relates (each, a “Government Contract”);

(xiii) all Contracts granting any right of first refusal, right of first offer or similar preferential rights or that limit the ability of any Group Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(xiv) all Contracts relating to any sales representative or distributor who (A) is not a natural person or (B) in the immediately preceding fiscal year received, or in the current fiscal year is reasonably anticipated to receive, fees in excess of $150,000; and

(xv) all Contracts providing for fixed pricing for the products or services of the Company for a period of longer than one year from the Closing Date.

(b) True, correct and complete copies of all written Material Contracts have been made available to the Buyer. No Group Company is a party to any oral contracts, agreements or commitments that, if in written form, would be a Material Contract. Each Material Contract (i) is a legally valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect on identical terms upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth on Schedule 3.2(a) of the Disclosure Schedules are not obtained. The Companies are not, and to the Company’s Knowledge, no other party to any Material Contract is, in material breach of, or in material default under, any Material Contract and, to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a breach or default.

Section 3.18 Customers and Suppliers.

(a) Schedule 3.18(a) of the Disclosure Schedules lists the fifteen (15) largest customers of the Group Companies on a consolidated basis for the fiscal year ended September 30, 2021, measured by dollar value of products and services sold, together with the approximate aggregate dollar volume of sales made to each such customer during such period (collectively, such customers listed on Schedule 3.18(a) of the Disclosure Schedules, the “Major Customers”).

(b) Schedule 3.18(b) of the Disclosure Schedules lists the fifteen (15) largest suppliers or vendors of the Group Companies on a consolidated basis for the fiscal year ended September 30, 2021, measured by dollar value of products and services sold, together with the approximate aggregate dollar volume of purchases made to each such supplier or vendor during such period (collectively, such customers listed on Schedule 3.18(b) of the Disclosure Schedules, the “Major Suppliers”).

(c) Since January 1, 2021, no Major Customer or Major Supplier has (i) cancelled, terminated, stopped or notified the Company or any of its Subsidiaries in writing that it intends to cancel, terminate or stop acquiring or selling products or services from or to the Company or any of its Subsidiaries, (ii) substantially reduced or notified the Company or any of its Subsidiaries in writing that it intends to substantially reduce the volume of products and services that it acquires from or sells to the Company or any of its Subsidiaries or (iii) materially changed or notified the Company or any of its Subsidiaries in writing that it intends to materially change the economic terms on which it acquires or sells products and services from or to the Company or any of its Subsidiaries.

Section 3.19 Related Party Arrangements. Except as set forth on Schedule 3.19 of the Disclosure Schedules, no Shareholder nor the current or former employees, directors, managers, or officers of any Group Company, or any family member of such Person or any Affiliate of such Person thereof or the Group Companies is a party to any Contract or other arrangement with any Group Company. To the Company’s Knowledge, no officer, director, manager or employee of the Company has (a) an interest in any Contract or other commitment of any Group Company (excluding Contracts relating to such employee’s employment with the Group Companies) or any of its assets or (b) any ownership or interest in a customer listed on Schedule 3.18(a) of the Disclosure Schedules or any supplier listed on Schedule 3.18(b) of the Disclosure Schedules.

Section 3.20 Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all insurance policies maintained by, carried by or maintained on behalf of the Group Companies as of the date of this Agreement (excluding, for the avoidance of doubt, Employee Benefit Plans). All such insurance policies are in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and no Group Company is in breach or default of any such insurance policies in any material respect (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, under any such policy. No written notice of cancellation or termination of any such insurance policies has been received by the Group Companies other than in connection with ordinary renewals with respect to each such insurance policy. There is no claim pending, nor have there been any material claims in the last five (5) years, under any such insurance policies or binders with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders or which is reasonably likely to exhaust the applicable limit of liability. Such insurance policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Group Company. All such insurance policies have not been subject to any lapse in coverage since the date of the Balance Sheet. All insurance policies required to be listed on Schedule 3.20 of the Disclosure Schedule are in amounts and have coverage required by any Material Contract (whether written or oral) to which any Group Company is a party or by which any of its assets or properties is bound and such policies are sufficient for compliance with all applicable Laws and Material Contracts (whether written or oral). The Company has made available to Buyer true, correct and complete copies of each of the insurance policies listed or required to be listed on Schedule 3.20 of the Disclosure Schedules.

Section 3.21 Indebtedness; PPP Loan.

(a) Indebtedness. Schedule 3.21(a) of the Disclosure schedule lists of Indebtedness of the Group Companies outstanding as of the date of this Agreement.

(b) PPP Loan. All statements, representations and documentation submitted by the Group Companies or any of their respective representatives to apply for or obtain the PPP Loan or to apply for any subsequent draws under the Paycheck Protection Program, and all statements, representations and certifications made in the PPP Loan documents and related applications for the PPP Loan or any subsequent draws, were true and accurate in all material respects when made, including with respect to eligibility to receive the PPP Loan or any subsequent draws under the Paycheck Protection Program. The Group Companies have used its applicable PPP Loan solely for the allowable uses set forth in the PPP Loan and the CARES Act. The Group Companies have (i) maintained all records in connection with the PPP Loan and any subsequent draw applications under the Paycheck Protection Program and (ii) made available to Buyer copy of the Group Companies applications for forgiveness, all supporting documentation required in connection with forgiveness of the PPP Loan, and copies of all applications and other material correspondence related to the PPP Loan and any subsequent draw applications under the Paycheck Protection Program. The Group Companies have received confirmation from JPMorgan Chase Bank, N.A. of the forgiveness of the PPP Loan by the Small Business Administration. To the extent applicable to the Group Companies, the Group Companies have complied in all material respects with the CARES Act and Applicable Laws implemented in response to the COVID-19 pandemic. Except for the PPP Loan, no Group Company has received any financial assistance under the CARES Act or the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139).

Section 3.22 Sanctions. To the Company’s Knowledge of the Group Companies, since January 1, 2016, neither the Group Companies nor any Group Company Employee, officer, director, or any agent of any Group Company thereof: (a) has been a Restricted Party; (b) has directly or indirectly transacted business with or for the benefit of a Restricted Party in violation of Sanctions; (c) has been organized, ordinarily resident, or located in a Sanctioned Country; (d) has engaged in any dealings or transactions in any Sanctioned Country in violation of Sanctions; or (e) has made any voluntary or involuntary disclosure to a Governmental Authority, or received any written inquiry or been notified in writing that it was subject to an investigation, concerning any actual or potential violation of Sanctions.

Section 3.23 Prohibited Payments. No Group Company has, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Persons, to any candidate for federal, state, local or foreign public office other than in accordance with applicable Law, or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, that in any manner relates to such Group Company’s business, for the purpose of or that the Company knows or has reason to believe to have been intended to (i) influence any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function, (ii) induce such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person or (iii) where such payment would constitute a bribe, illegal kickback or other improper payment to assist such Group Company in obtaining or retaining business for, or with, or directing business to, any Person or would be considered illegal under any Laws of the United States or any other country having jurisdiction.

Section 3.24 Brokers. Except as set forth on Schedule 3.24 of the Disclosure Schedules, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.25 Exclusivity of Representations and Warranties. Except as to those matters expressly covered by the representations and warranties in this Agreement and the other agreements, certificates, and instruments to be executed by the Company in connection with or pursuant to this Agreement (including the Ancillary Agreements), (I) NONE OF THE COMPANY, ANY COMPANY SHAREHOLDER, ANY GROUP COMPANY OR ANY REPRESENTATIVE OF AFFILIATES THEREOF MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS OR PROPERTY OF ANY GROUP COMPANY) TO BUYER, (II) THE ASSETS OF THE COMPANY GROUP ARE BEING CONVEYED ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS, AND (III) THE COMPANY, EACH COPMANY SHAREHOLDER , AND EACH GROUP COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION NOT INCLUDED HEREIN THAT WAS MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY GROUP COMPANY). Without limiting the foregoing, except as to those matters specifically covered by the representations and warranties in this Agreement and the other agreements, certificates, and instruments to be executed by the Company in connection with or pursuant to this Agreement (including the Ancillary Agreements), no representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article III and the other agreements, certificates, and instruments to be executed by the Company in connection with or pursuant to this Agreement (including the Ancillary Agreements), and the Company hereby disclaims any such other representations or warranties is made with respect to (a) the information provided by any Group Company or its Representatives to Buyer or its Representatives, or any supplement or amendment thereof or other information provided in connection with the negotiations related to this Agreement, such information being provided for Buyer’s convenience only, (b) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (c) any other information or documents made available to Buyer or its Affiliates, counsel, accountants or other representatives or advisors with respect to the Business, in each case except as expressly set forth in the representations and warranties included in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company and the Shareholders’ Representative (on behalf of the Shareholders) as follows:

Section 4.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized, validly incorporated and in good standing under the Laws of Delaware. Each of the Buyer and Merger Sub has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly-owned subsidiary of the Buyer, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3 Authority. Each of the Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which the Buyer or Merger Sub will be a party and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Buyer and Merger Sub. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer or Merger Sub will be a party will have been, duly executed and delivered by the Buyer and Merger Sub, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which the Buyer or Merger Sub will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Governing Documents of the Buyer or Merger Sub; or

(ii) conflict with or violate any Law applicable to the Buyer or Merger Sub or by which any property or asset of the Buyer or Merger Sub is bound or affected.

(b) Except as set forth on Schedule 4.4(b) of the Disclosure Schedules, neither the Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer or Merger Sub, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Company.

Section 4.5 Financing. The Buyer has sufficient funds available to it to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 4.6 Solvency. Upon consummation of the transactions contemplated hereby, the Buyer will not (x) be insolvent or left with unreasonably small capital, (y) have incurred debts beyond their ability to pay such debts as they mature, or (z) have liabilities in excess of the reasonable market value of their assets.

Section 4.7 Litigation. As of the date hereof, there is no Action by or against the Buyer or Merger Sub pending, or to the Knowledge of the Buyer, threatened in writing that, if adversely determined or concluded, would, individually or in the aggregate, restrict or limit the ability of the Buyer or Merger Sub to perform its obligations under this Agreement.

Section 4.8 Brokers. Except as set forth on Schedule 4.8 of the Disclosure Schedules, the fees, commissions and expenses of which will be paid by the Buyer or Merger Sub, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or Merger Sub.

Section 4.9 Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and each of the Buyer and Merger Sub has made its own independent investigation, review and analysis regarding the Group Companies and the transactions contemplated hereby, which investigation, review and analysis were conducted by each of the Buyer and Merger Sub together with advisors, including legal counsel, that it has engaged for such purpose. Neither the Company nor any of its respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Group Companies made available in connection with the Buyer’s and Merger Sub’s investigation of the Group Companies, except as expressly set forth in the representations and warranties set forth in Article III of this Agreement and the other agreements, documents, instruments and certificates to be executed in connection with or pursuant to this Agreement, and the Company, the Shareholders and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer and Merger Sub have not relied and are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Shareholder or any of their respective Affiliates or Representatives, except as set expressly set forth in Article III of this Agreement and the other agreements, documents, instruments to be executed in connection with or pursuant to this Agreement (including the Ancillary Agreements). Neither the Company nor any of its respective Affiliates or Representatives shall have any liability to the Buyer or Merger Sub or any of their respective Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer or Merger Sub, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. The Buyer and Merger Sub acknowledge that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer and Merger Sub acknowledge and agree that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties. Nothing in this Section 4.9 is intended to modify or limit any of the representations or warranties of the Company set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent, the business of the Company shall be conducted only in the ordinary course of business in all material respects. The Company shall use its commercially reasonable efforts to, and to cause its Subsidiaries to, preserve intact in all material respects its business organization, properties and assets and to preserve in all material respects the present employment relationships with officers and key employees and commercial relationships with key Persons with whom it does business. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules or as required by applicable Law, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent, only in the case of clauses (d), (h), (j), (m), (n) or (o), shall not be unreasonably withheld, conditioned or delayed), the Company will not and will cause its Subsidiaries to not:

(a) amend its Governing Documents;

(b) issue, sell, pledge, dispose of or encumber any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity equivalents) or make any other change with respect to its capital structure;

(d) at any time after the delivery of the Preliminary Closing Statement, declare or pay a dividend on, or make any other distribution in respect of any Capital Stock of any Group Company;

(e) authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or material acquisitions of assets (other than purchase of inventory in the ordinary course of business) or securities;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;

(g) sell, lease, license, transfer or exchange or otherwise dispose of, any of the assets, except (i) for fair consideration in the ordinary course of business or (ii) pursuant to existing Contracts in effect prior to the date of this Agreement;

(h) create any Encumbrance (other than a Permitted Encumbrance) on any of its assets, incur any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than trade credit extensions in the ordinary course of business);

(i) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, or modify, amend, renew, cancel, terminate, transfer, assign or waive any rights under any Material Contract, in each case, other than in the ordinary course of business consistent with past practice or, with respect to any Material Contract relating to employment or the engagement of any independent contractor or consultant, a termination for “cause” under such Material Contract;

(j) authorize, make any commitment or increase any previous commitment with respect to, any single capital expenditure that is in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $100,000 for the Company;

(k) grant or announce any material increase in the salaries, bonuses, severance or other benefits payable to any of its officers, employees or directors, other than (i) as required by Law, (ii) as required by any plans, programs or agreements existing on the date hereof or (iii) other ordinary increases not inconsistent with the past practices of any Group Company;

(l) adopt or enter into any new Employee Plan, or modify, amend or terminate any existing Employee Plan, other than as required by Law or existing employment agreements or outside the ordinary course of business consistent with past practice;

(m) make any change in any method of accounting or accounting practice or policy or in any system of internal accounting controls or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by applicable Law or the Applicable Accounting Principles;

(n) form or cause to be formed any Subsidiary;

(o) settle, waive or release any Action or claim (or series thereof), other than (i) in the ordinary course of business consistent with past practice and (ii) involving solely money damages of less than $500,000;

(p) take any action to terminate or impair any current or former occurrence-based insurance policies; or

(q) authorize, commit to or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

Notwithstanding the foregoing, the Company may use all available Cash to pay any Transaction Expenses or Indebtedness prior the Closing, to make distributions or dividends prior to the date of the delivery of the Preliminary Closing Statement or for any other purpose not expressly prohibited by this Section 5.1. Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time prior to the Closing, the Company and its Subsidiaries shall be permitted (but not obligated) to take or refrain from taking any COVID-19 Response or any other action that the Company reasonably believes is necessary for the Company or its Subsidiaries to (x) respond to or mitigate the adverse effects of COVID-19 on the business of the Company and its Subsidiaries, or (y) comply with any COVID-19 Measures or any applicable Laws or Orders of any Governmental Entity, including applicable Laws or orders issued in response to COVID-19, and any such action taken or omitted to be taken shall in no event be deemed to result in a breach of Section 5.1.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Group Companies’ personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Buyer or its Representatives if, in the sole discretion of the Company, (i) such disclosure would jeopardize any attorney-client or other legal privilege (provided that the Company will inform the Buyer of and describe the nature of such information being withheld pursuant to this clause (i) and the Company will provide the information pursuant to an appropriate joint defense agreement with the Buyer effective following the Closing if disclosure thereunder would not jeopardize any such privilege), (ii) such disclosure would contravene any applicable Laws, (iii) such information is pertinent to any litigation in which any Shareholder, the Company or any of their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, or (iv) such information should not be disclosed due to its competitively sensitive nature (provided that any such information contemplated by this clause (iv) shall be provided to the Buyer’s counsel on an “attorneys eyes only” basis). Under no circumstances shall Buyer nor any of its Affiliates or Representatives contact any customers of the Group Companies in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Company.

(b) In order to facilitate the resolution of any claims made against or incurred by the Shareholders (as they relate to the Group Companies), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Representatives of the Shareholders reasonable access (including the right to make, at the Shareholder’s expense, photocopies), during normal business hours and in such a manner as not unreasonably to interfere with the normal operations of the Buyer and its Affiliates, to such books and records; provided, however, that the Buyer shall notify the Shareholders’ Representative in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Shareholder the opportunity to copy such books and records in accordance with this Section 5.2(b).

Section 5.3 Exclusivity. Until the earlier of Closing and the termination of this Agreement pursuant to Article VIII, the Company shall not (and shall cause its Representatives and Affiliates not to), directly or indirectly, (a) solicit, initiate or knowingly encourage, facilitate or assist, an Acquisition Proposal, (b) furnish to any Person (other than Buyer or its Representatives) any non-public information relating to the Group Companies, or afford to any Person (other than Buyer and their Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Group Companies, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person (other than Buyer or its Representatives) with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal or (e) transfer of any equity interests of the Group Companies. To the extent permitted by applicable Law or confidentiality obligations, the Company shall notify Buyer if the Company (or any of its Representatives or Affiliates) receives any Acquisition Proposal or any written inquiry that would reasonably be expected to lead to any Acquisition Proposal.

Section 5.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided that the failure of the Company to give such notice with respect to the condition set forth in Section 7.3(a) shall not be deemed to be a breach of a covenant hereunder but instead shall only constitute a breach of the underlying representation or warranty that was the subject of such failure to give such notice.

Section 5.5 Intercompany Arrangements. All intercompany and intracompany accounts or contracts between the Company, on the one hand, and the Shareholders and their respective Affiliates (other than the Company), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 5.6 Resignations. The Company will deliver at the Closing the resignation of all of directors, officers, managers or other Group Company Employees set forth on Schedule 5.6 of the Disclosure Schedules, effective as of the Closing.

Section 5.7 Payoff and Cancellation Letters. At least two Business Days prior to the Closing Date, the Company shall deliver to the Buyer debt payoff letters reflecting all outstanding Closing Indebtedness for borrowed money, or termination or cancellation letters relating to any existing credit facilities of the Group Companies, and containing a commitment to deliver UCC termination statements or other Encumbrance releases as may be reasonably required to evidence the release of any Encumbrances related to such Indebtedness.

Section 5.8 Confidentiality.

(a) Each of the parties (excluding the Shareholders’ Representative) shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated August 12, 2021 between the Buyer and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8 shall terminate; provided, however, that the Buyer acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of the Company (other than solely with respect to the Company or its business) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that occurs as a result of this sentence notwithstanding. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The Shareholders’ Representative shall hold in confidence all documents and information furnished to it by or on behalf of the other parties, provided however that notwithstanding anything in this Agreement to the contrary, following Closing, the Shareholders’ Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Shareholders’ Representative and to the Shareholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) From and after the Closing, the Company will, and will cause its Affiliates, agents and other Representatives to, treat and hold as strictly confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with the transactions contemplated hereunder, and deliver promptly to the Buyer or destroy, at the Buyer’s request and option, all tangible embodiments (and all copies) of the Confidential Information that are in the Company’s or any of its Affiliates’ or other Representatives’ possession. If the Company is requested or legally required to disclose any Confidential Information, the Company will notify the Buyer promptly of the request or requirement so that the Buyer or its Affiliates may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Company may disclose the Confidential Information to the tribunal, but the Company shall use reasonable efforts to obtain, at the Buyer’s or its Affiliate’s request and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer or its Affiliate designates. As used in this Section 5.8(b), “Confidential Information” means any information concerning the businesses and affairs of the Company that is not, as of the date of this Agreement, already generally available to the public.

Section 5.9 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Company and the Buyer shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the Company and the Buyer decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents, or restricts consummation of such transactions.

(c) To the extent permitted by applicable Law, each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. To the extent permitted by applicable Law, none of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement and applicable Law, the parties will provide each other with copies of all correspondence or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 5.10 Public Announcements. On and after the date hereof and through the Closing Date, (i) the Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and (ii) neither the Buyer nor the Company shall issue any press release or make any public statement prior to obtaining the written approval of the Company or the Buyer, as the case may be, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of or standards applicable to any party hereto.

Section 5.11 Employee Benefits.

(a) During the period commencing on the Closing Date and ending on the 12-month anniversary thereof (or if earlier, the date of the employee’s termination of employment with the Buyer or any of its Subsidiaries), the Buyer shall cause the Company to provide the employees of the Company who remain employed (in each case whether such employee is active or on approved leave) by the Group Companies immediately after the Closing (collectively, the “Company Continuing Employees), other than in the case of the Company executives listed on Schedule 5.11(a)(i) of the Disclosure Schedules, with base salary or hourly wages, as applicable, that are at least equal to the base salary or hourly wages provided by the Company on the date of this Agreement. The Buyer will also cause the Company (i) to pay the Company Continuing Employees (including Company executives listed on Schedule 5.11(a)(i) of the Disclosure Schedules that are Company Continuing Employees) and Certified Thomas Partners (CTPs) the amount of any annual cash bonuses and sales commissions for fiscal year 2021, to the extent such bonuses and sales commissions are earned, due and become payable in accordance with the applicable terms, and (ii) to pay to those Company Continuing Employees and Certified Thomas Partners (CTPs) set forth on Schedule 5.11(a)(ii), within 15 days following the Closing, special bonuses in the amounts set forth on Schedule 5.11(a)(ii). During the period commencing on the Closing Date and ending on the 12-month anniversary thereof (or if earlier, the date of the employee’s termination of employment with the Buyer or any of its Subsidiaries), the Buyer shall cause the Group Companies to provide the Company Continuing Employees, other than in the case of the Company executives listed on Schedule 5.11(a)(i) of the Disclosure Schedules, with employee health and welfare benefits that are, in the aggregate, substantially comparable to the employee benefits provided by the Company to such employees on the date of this Agreement. The employees covered by this provision will remain at-will employees in all respects. Nothing contained in this Agreement shall confer upon any employee any right with respect to continued employment by the Buyer, the Company or any of their Affiliates, nor shall anything herein interfere with the right of the Buyer, the Company or any of their Affiliates to terminate the employment of any employee (including any Company Continuing Employee) at any time, with or without cause.

(b) With respect to any employee benefit plan, program, policy or arrangement that is sponsored, maintained or contributed to by Buyer or any of its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees are or may become eligible to participate in on or following the Closing, the Buyer and its Subsidiaries shall recognize all service of the Company Continuing Employees with the Company as to the extent that such service was credited for purposes of any Employee Plan, for purposes of eligibility to participate, vesting and benefit levels; provided, that such service shall not be recognized (i) for benefit accrual purposes under any Buyer Benefit Plan that is a defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits. The Buyer shall, or shall cause the Company to, use commercially reasonable efforts to, (i) require any third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods under the applicable Buyer Benefit Plan with respect to participation and coverage requirements applicable to each Company Continuing Employee under any such Buyer Benefit Plans that such Company Continuing Employee may be eligible to participate in as of and after the Closing, other than limitations or waiting periods that are already in effect with respect to such Company Continuing Employee and that have not been satisfied as of the Closing under any comparable Employee Plan, and (ii) require any third party insurance providers or third party administrators to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Continuing Employee (and their eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Buyer Benefit Plans that are health and welfare benefit plans in which such Company Continuing Employee (and dependents) will be eligible to participate as of and after the Closing. The Buyer and its Subsidiaries shall honor and recognize all unused paid vacation and other paid time off accrued by each Company Continuing Employee as of the Closing Date, and such employees shall be eligible to carryover all such unused and accrued paid vacation and other paid time off from year to year to the extent provided by Buyer’s paid time off and vacation policies.

(c) Buyer or any of its Subsidiaries shall be responsible for providing required continuation coverage and notices under COBRA to any Person who is or becomes an “M&A Qualified Beneficiary” (as defined in Treasury Regulations Section 54.4980B-9) or loses medical and health coverage as a result of the transactions contemplated by the Agreement.

(d) Nothing contained in this Agreement shall create any third party beneficiary rights in any Person with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, (i) shall amend, or be deemed to amend, any benefit plan of the Buyer or the Group Companies or any Employee Plan, (ii) is intended to, or does, constitute the establishment of, or an amendment to, any benefit plan of the Buyer, or the Company or any Employee Plan, or (iii) limit in any way the right of the Company, Buyer, or their respective Affiliates to amend, modify, or terminate any Employee Plan or Buyer Benefit Plan at any time.

Section 5.12 Directors’ and Officers’ Indemnification.

(a) The Buyer agrees to cause the Company and its Subsidiaries to maintain in full force and effect for a period of not less than six (6) years from and after the Closing all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in the Group Companies’ Governing Documents, and shall cause the Company to perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of any Group Company’s Governing Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Group Companies.

(b) For a period of six years from the Closing Date, the Buyer shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or cause to be provided substitute policies or purchase or cause the Company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date. The fees, costs and expenses incurred in connection with such “tail policy” shall be paid by the Buyer and shall not be deemed a Transaction Expense.

(c) The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d) In the event the Buyer, any Group Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Buyer shall make proper provision so that the successors and assigns of the Buyer or the applicable Group Company, as the case may be, shall become responsible for or assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 5.12 is intended to benefit the directors, officers, employees and agents of the Company and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 5.12 or indemnified hereunder, each of whom shall be an express third party beneficiary of the provisions of this Section 5.12 and may enforce the provisions of this Section 5.12 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 5.12.

(f) Nothing in this Section 5.12 shall limit the Buyer’s rights to indemnification pursuant to Article VIII.

Section 5.13 Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes hereof, each party will take such further action (including the execution and delivery of such further documents) as any other party reasonably requests, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).

Section 5.14 Release. Except for the obligations of the Buyer and, only following the Closing, the Group Companies (i) arising under this Agreement or the Ancillary Documents or (ii) arising under the director and officer indemnification provisions of the Group Companies’ Governing Documents, each Shareholder, on his, her or its own behalf and on behalf of his, her or its trust beneficiaries, successors, assigns and heirs, shall in the Support Agreement or Letter of Transmittal irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of the Buyer and the Company, individually and collectively (the “Released Parties”), from, against and with respect to any and all actions, causes of action, complaints, charges, contracts, covenants, agreements, liabilities, injuries, interest, judgments, penalties, promises, reimbursements, remedies and suits, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Shareholder, or his, her or its trust beneficiaries, successors, assigns and heirs, ever had or now has, against the Released Parties that arise out of any matter, cause or thing, act or failure to act whatsoever with respect to any Group Company or any of its affairs occurring at any time on or prior to the Closing Date, including such Shareholder’s ownership of shares of the Company Capital Stock or the ownership, operation, business, affairs, management, prospects or financial condition of the Company.

ARTICLE VI

TAX MATTERS

Section 6.1 Preparation of Returns.

(a) The Company or the Buyer, as appropriate, shall prepare and file all Returns relating to the Group Companies, in each case in a manner consistent with prior practice to the extent permitted under applicable Law, and shall pay or cause to be paid all Taxes shown as due with respect to all such Returns.

(b) Each Shareholder, severally and not jointly (except to the extent that recourse is made against the Escrow Amount in accordance with Section 8.6, in which case the liability of the Shareholders under this Section 6.1(b) shall be joint and several to the extent of such recourse), to the extent of their Transaction Percentage, shall reimburse Buyer for any Taxes shown as due on such Returns with respect to Pre-Closing Tax Period Taxes, including its share of any Straddle Period Taxes, as determined in Section 6.1(c), within ten Business Days after receipt of written notice of payment of such Taxes by Buyer or a Group Company, except, in each case, to the extent such Taxes are included in Indebtedness or Net Working Capital to reduce the Purchase Price. At least 45 days prior to the due date of any Straddle Period Returns or any other returns relating to the Pre-Closing Tax Period (including the final C Corporation income tax Return of the Group Companies for the period ending on the Closing Date), the Buyer will provide a copy to the Shareholders’ Representative of such Returns for the Shareholders’ Representative’s review and comment, and the Shareholders’ Representative will, within fifteen days of receiving such Returns, provide to the Buyer any comments on such Returns and comments on the amount of any Pre-Closing Tax Period liability. The Buyer and the Shareholders’ Representative shall negotiate the Shareholders’ Representative’s comments in good faith with a view to resolving their disagreements over such Return. In the event that the parties are unable to resolve any dispute with respect to such Return, such dispute shall be resolved by the Independent Accounting Firm in accordance with the procedures set forth in Section 2.10(d). If any dispute with respect to a Pre-Closing Tax Period Return is not resolved prior to the applicable filing due date (including applicable extensions), such Return shall be filed in the manner that the Buyer in good faith determines is correct and consistent with this Agreement. Without the prior written consent of the Shareholders’ Representative, which shall not be unreasonably withheld, conditioned, or delayed, the Buyer will not and will not permit any Group Company to make, change or rescind any Tax election, amend any Return or take any position on any Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Shareholders’ Straddle Period Tax liabilities or Pre-Closing Tax Period liabilities.

(c) In the case of any Straddle Period: (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion, (ii) any Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (iii) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax Period ended as of the close of business on the Closing Date. To the extent permitted by applicable Law, the Tax deductions attributable to the Closing Bonuses (and any other Transaction Expenses) shall be allocated to the Pre-Closing Tax Period.

Section 6.2 Contests.

(a) If (i) a Governmental Authority asserts a claim for Taxes against a Group Company and (ii) the Shareholders or the Company could be responsible for any portion of those Taxes (any such claim, a “Tax Claim”), then the party hereto first receiving notice (whether directly, or indirectly through an Affiliate of such party) of such Tax Claim shall promptly provide to Buyer, the Company and Shareholders’ Representative written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim; provided, however, that the failure of such party to give such prompt and detailed notice shall not relieve the other party of any of its obligations under this Article VI, except if and only to the extent that the other party is actually and materially prejudiced thereby.

(b) If, within thirty (30) days after Shareholders’ Representative receives notice of a Tax Claim, which relates to Taxes for which the Shareholders would be responsible, Shareholders’ Representative provides to Buyer a written notice in which Shareholders’ Representative elects to contest, and to control the defense or prosecution of, such Tax Claim, then, subject to the provisions of this Section 6.2, Shareholders’ Representative shall have the right to defend or prosecute and the right to control, at Shareholders’ Representative’s sole cost and expense, such Tax Claim by all appropriate proceedings. For any Tax Claim the defense or prosecution of which the Shareholders controls (a “Shareholder Controlled Proceeding”), (i) Shareholders’ Representative shall defend or prosecute the Tax Claim diligently and in good faith; (ii) Shareholders’ Representative shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim that could reasonably be expected to result in any material Tax for which Buyer or a Group Company would be responsible; (iii) Shareholders’ Representative shall inform Buyer of all material developments and events relating to such Tax Claim (including providing to Buyer copies of relevant portions of all written materials relating to such Tax Claim); (iv) Buyer and its Affiliates (including after the Closing, the Group Companies) shall cooperate with Shareholders’ Representative in good faith in order to contest effectively such Tax Claim; (v) Buyer or its authorized representative shall be entitled, at the expense of Buyer, to attend and participate in, all conferences, meetings and proceedings relating to such Tax Claim; and (vi) in the event that Buyer reasonably withholds consent to a compromise or settlement pursuant to clause (ii) above, Buyer shall be entitled to assume the defense or prosecution of such Tax Claim provided that the Shareholders’ Liability shall not exceed that of the proposed settlement and Buyer agrees to indemnify and hold harmless the Shareholders for any such excess Liability.

(c) If Shareholders’ Representative elects not to direct the Tax Claim, the Buyer may pay, compromise or contest such asserted Liability.

(d) Notwithstanding anything to the contrary herein (including, without limitation, Article VIII), this Section 6.2 shall control the parties rights and obligations in respect of Tax Claims.

Section 6.3 Tax Cooperation and Exchange of Information. Buyer shall cooperate fully with Shareholders’ Representative in connection with the filing of any Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Company to review Returns of the Company for Pre-Closing Tax Periods and Straddle Periods to determine or verify the proper amounts payable as refunds hereunder. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer will, and will cause the Group Companies to, retain all books and records with respect to Tax matters pertinent to the Group Companies and which relate to a Pre-Closing Tax Period (and, if notified in writing by another party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority. The Company agrees to give Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records, and if another party so requests, to give such other party possession of such books and records. Buyer and the Company further agree, upon the Shareholders’ Representative’s request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including with respect to the transactions contemplated by this Agreement). Any information obtained under this Section 6.3 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or proceedings in respect of Taxes.

Section 6.4 Conveyance Taxes. The Buyer shall pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. Each Shareholder, severally and not jointly (except to the extent that recourse is made against the Escrow Amount in accordance with Section 8.6, in which case the liability of the Shareholders under this Section 6.4 shall be joint and several to the extent of such recourse), to the extent of his or her Transaction Percentage, shall reimburse Buyer for fifty percent (50%) of such Conveyance Taxes. The Buyer and the Company agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Buyer to comply with any pre-Closing filing requirements.

Section 6.5 Tax Treatment of Certain Payments. All amounts paid pursuant to Section 2.10 or Article VIII shall, to the extent permitted by Law, be treated for all purposes as adjustments to the cash proceeds received by the Shareholders in the transaction contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer, Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either the Company or the Buyer, in their sole discretion:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c) No Action shall be pending or threatened in writing before any Governmental Authority in which an unfavorable judgment would prevent consummation of the transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company:

(a) The representations and warranties of the Buyer and Merger Sub (other than the Fundamental Representations) contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and (ii) the Fundamental Representations of the Buyer and Merger Sub contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein). The Buyer and Merger Sub shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) The Company shall have received from the Buyer and Merger Sub a certificate (the “Buyer Bring-Down Certificate”) that the conditions set forth in Section 7.2(a) have been satisfied, signed by a duly authorized officer thereof.

(c) The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than the Shareholders and the Company.

Section 7.3 Conditions to Obligations of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the Fundamental Representations of the Company contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein).

(b) The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Since the date of this Agreement, there shall have been no Effect of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the company (the “Company Bring-Down Certificate”) stating that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(e) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than the Buyer; provided, however, that, the condition in this Section 7.3(e) with respect to Support Agreements shall be deemed to be satisfied upon receipt by Buyer of Shareholders owning at least 90% of the issued and outstanding shares of the Company Capital Stock as of the Closing.

(f) The Company shall have transferred the Excluded Assets to Shareholders or one or more Affiliates of Shareholders other than any Group Company on terms and pursuant to documentation reasonably acceptable to the Buyer.

(g) The Company shall have obtained the consents of third parties under the Contracts set forth on Schedule 7.3(g) of the Disclosure Schedules to the consummation of the transactions contemplated by this Agreement.

(h) The Buyer shall have received a termination and release agreement in the form acceptable to Buyer from each of the individuals set forth on Schedule 7.3(h) of the Disclosure Schedules.

(i) The Buyer shall have received written documentation, in a form reasonably satisfactory to the Buyer, of the formal termination of (a) the Executive Medical Reimbursement Plan (the “MERP”), provided that effective date of the termination of the MERP shall be December 31, 2021, (b) the two CIGNA Plans made available exclusively or predominantly to highly compensated employees or members of the Board of Directors of the Company and their respective dependents, (3) the executive life insurance coverage and (4) executive long-term disability coverage and the communication of such terminations to all affected participants.

Section 7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 5.9.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company and the Buyer contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that notwithstanding the foregoing:

(i) the representations and warranties set forth in Sections 3.1, 3.2(a)(i), 3.3, 3.4, 3.24, 4.1, 4.3 and 4.8 and the first sentence of Section 3.12(c) (collectively, the “Fundamental Representations”) shall survive until the date that is the six-year anniversary of the Closing Date or sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), whichever is later;

(ii) the representations and warranties set forth in Section 3.15 shall survive until the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and

(b) The covenants and agreements of the Company and the Buyer contained in this Agreement with respect to matters to occur prior to the Closing shall not survive the Closing and the covenants and agreements of the Company and the Buyer contained in this Agreement with respect to matters to occur after the Closing shall survive the Closing in accordance with their respective terms.

(c) The survival periods set forth in this Section 8.1 are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in this Section 8.1. Claims for indemnification asserted prior to the end of the applicable survival period set forth in this Section 8.1 shall survive until the final resolution thereof.

Section 8.2 Indemnification by the Shareholders.

(a) The Shareholders, severally, to the extent of their respective Transaction Percentage, and not jointly (except to the extent that recourse is made against the Escrow Amount in accordance with Section 8.6, in which case the liability of the Shareholders under this Article VIII shall be joint and several to the extent of such recourse), and, only prior to the Closing, the Company, shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company), Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Company contained in Article III of this Agreement or in any Ancillary Agreement or in any certificate delivered by the Company at the Closing pursuant to this Agreement;

(ii) any breach of any covenant, obligation or agreement of the Company contained in this Agreement requiring performance by the Company;

(iii) the Excluded Assets or the Retained Liabilities;

(iv) Pre-Closing Taxes;

(v) any Action or proceeding instituted, commenced, filed or threatened (whether verbally or in writing) by or on behalf of Shareholder involving (A) any claim, entitlement or other right (whether based on a theory at law or in equity) with respect to or otherwise involving any dissenters’, appraisal or other similar rights arising in connection with the Merger or other transactions contemplated by this Agreement or (B) an alleged breach in connection with the Merger or other transactions contemplated by this Agreement of any fiduciary duty or other duty imposed at law or in equity on the Group Companies or any officer, manager or director of the Group Companies;

(vi) any Fraud committed by the Company under this Agreement; and

(vii) any Liabilities relating to the Subsidiaries listed on Schedule 8.2(a)(vii), including, without limitation, all documented costs relating to the winding down, closure and dissolution of such Subsidiaries.

(b) From and after the Closing, each Shareholder, severally and not jointly (except to the extent that recourse is made against the Escrow Amount in accordance with Section 8.6, in which case the liability of the Shareholders under this Article VIII shall be joint and several to the extent of such recourse), to the extent of its Transaction Percentage, shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses to the extent arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by such Shareholder contained in any Ancillary Agreement, (ii) any breach of any covenant, obligation or agreement of such Shareholder contained in this Agreement or any Ancillary Agreement requiring performance by such Shareholder or (iii) any Fraud committed by such Shareholder in connection with this Agreement or any Ancillary Agreement.

Section 8.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Shareholders and their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Shareholder Indemnified Parties”) and, only prior to the Closing, the Company, from and against any and all Losses to the extent arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty made by the Buyer contained in this Agreement or in any Ancillary Agreement or in any certificate delivered by the Buyer at the Closing pursuant to this Agreement; and

(b) any breach of any covenant, obligation or agreement of the Buyer contained in this Agreement requiring performance by the Buyer or the Company after the Closing.

Section 8.4 Procedures.

(a) In order for a Buyer Indemnified Party or Shareholder Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Shareholders’ Representative or the Buyer, as applicable (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail, to the extent known and reasonably available (i) the facts giving rise to the claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, and (iv) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the

Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim; provided, that such settlement, compromise or discharge (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder and (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters and furnishing employees to assist in the investigation of such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Shareholders and, prior to the Closing, the Company by Buyer Indemnified Parties pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) shall be an amount equal to the Escrow Amount, and in the case of each Shareholder, such amount multiplied by such Shareholder’s Transaction Percentage; provided, however, that such maximum aggregate amount shall not apply to any claim for indemnification by a Buyer Indemnified Party based on Fraud or a breach of any Fundamental Representation;

(ii) the Shareholders and, prior to the Closing, the Company shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Shareholders and, prior to the Closing, the Company pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) equals or exceeds $1,000,000 (the “Basket Amount”), in which case the Shareholders and, prior to the Closing, the Company shall be liable for all indemnifiable Losses including the Basket Amount; provided, however, that any claim for indemnification by a Buyer Indemnified Party based on Fraud or a breach of any Fundamental Representations shall not be subject to the Basket Amount;

(iii) notwithstanding anything to the contrary set forth herein,

(A) with the exception of indemnification claims for Losses resulting from (1) a breach of a Fundamental Representation, (2) Pre-Closing Taxes and (3) Fraud, the maximum aggregate liability of any Shareholder under this Article VIII shall be limited to an amount equal to the Transaction Percentage of such Shareholder multiplied by the Escrow Amount;

(B) with respect to indemnification claims for Losses resulting a breach of a Fundamental Representation or Pre-Closing Taxes, the maximum aggregate liability of any Shareholder under this Article VIII shall be limited to an amount equal to such Shareholder’s Transaction Percentage of the Merger Consideration; and

(C) with respect to indemnification claims for Losses resulting the Fraud of a Shareholder and solely with respect to the perpetrator who committed such Fraud, the maximum aggregate liability of such Shareholder under this Article VIII shall not be limited;

(iv) the Shareholders and, prior to the Closing, the Company shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the amount of such Loss was included as a current liability in Closing Net Working Capital as finally determined pursuant to Section 2.10, or to the extent such claim for indemnification would result in a double recovery for such Loss;

(v) the Shareholders and, prior to the Closing, the Company shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent such matter was included in Indebtedness or Transaction Expenses in the calculation of the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.10;

(vi) the Shareholders and the Company shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss relating to Pre-Closing Taxes (whether or not related to breach or failure of any of the representations and warranties of the Company set forth in Section 3.15) to the extent (x) such Taxes were paid by the Company prior to the Closing or (y) the Buyer has been reimbursed by the Shareholder for such Taxes, as provided in Section 6.1; and

(vii) the Shareholders make no representations or warranties and shall have no obligation to indemnify any Buyer Indemnified Party regarding the amount, utilization, or availability in any tax period other than a Pre-Closing Tax Period of any net operating loss carryforwards or other tax attributes of the Group Companies attributable to or arising in any Pre-Closing Tax Period, except to the extent that the aggregate amount of Pre-Closing Tax Period net operating loss carryforwards of the Group Companies utilized to offset any Pre-Closing Taxes for the tax years ending (i) September 30, 2021, and (ii) the Closing Date exceeds the maximum amount of the Pre-Closing NOLs.

(b) The amount of any and all Losses under this Article VIII shall be determined net of (i) any Tax Benefits (as defined below) actually realized by the Indemnified Party or its Affiliates with respect to the taxable year in which the relevant indemnification payment is made in connection with the incurrence of such Losses, and (ii) any insurance proceeds or other similar recoveries actually received or recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, provided that if following the payment of any amounts hereunder by an Indemnifying Party to an Indemnified Party that subsequently recovers any such insurance proceeds or recovery, such Indemnified Party shall promptly pay to such Indemnifying Party such insurance proceeds or recoveries to the extent of payments made by or on behalf of such Indemnifying Party in respect of such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. For purposes of this Section 8.5(b), a “Tax Benefit” shall be deemed to have been actually realized if, and to the extent that, the hypothetical Tax liability, if any, of the Buyer Indemnified Parties (or any affiliated, combined, consolidated or unitary group of which any Buyer Indemnified Party is a member) for any taxable year, calculated without taking into account any Tax items attributable to the Losses (and, for the avoidance of doubt, without taking into account any net operating loss carryovers or carrybacks attributable to Losses incurred in any prior or subsequent taxable year), exceeds the actual Tax liability, if any, of the Buyer Indemnified Parties (or any affiliated, combined, consolidated or unitary group of which any Buyer Indemnified Party is a member) for such taxable year, calculated by taking into account any Tax items attributable to such Losses (including, for the avoidance of doubt, any net operating loss carryovers or carrybacks attributable to Losses incurred in any prior or subsequent taxable year (determined by treating such Losses as the last item claimed in any prior or subsequent taxable year)).

(c) The Buyer and the Shareholders shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss. In the event that the Buyer or the Shareholders shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, the Buyer and the Shareholders shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(d) The representations and warranties in this Agreement and each party’s indemnification obligations pursuant to this Agreement shall not be affected by any investigation or performance of due diligence for or on behalf of any party or its Affiliates or Representatives, or the knowledge of the party or its Representatives. No Shareholder may assert in response to any claim for indemnification submitted by any Buyer Indemnified Party that the Buyer or any of its Affiliates or Representatives was negligent in conducting its due diligence or failed to conduct its due diligence properly or adequately, and each Shareholder hereby expressly waives as a defense, counterclaim or otherwise any such claim or any claim that any investigation or performance of due diligence limits any party’s indemnification obligations in this Agreement.

(e) For the purposes of determining the existence of an underlying inaccuracy, misrepresentation or breach of representation or warranty and determining the amount of Losses pursuant to this Article IX, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect.

Section 8.6 Manner of Payment; Escrow Funds. Any indemnification payment to any Buyer Indemnified Party or Shareholder Indemnified Party pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnified Party or the Shareholder Indemnified Party, as the case may be, within 15 days after the determination thereof; provided, however, that any indemnification payments owed by any Shareholder to any Buyer Indemnified Party after the Closing pursuant to Section 8.2 shall be satisfied first from the remaining balance of the Escrow Amount, and thereafter from Shareholders in accordance with the terms of Section 8.2(a) or Section 8.2(b), as the case may be. The Shareholders’ Representative and the Buyer shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make appropriate distributions from the Escrow Funds upon the resolution of any claim for indemnification hereunder. Subject to the requirements of this Article VIII, unless previously distributed to Buyer or any other Buyer Indemnified Buyer or the subject of an Unresolved Claim (as defined below), the Escrow Funds shall remain held by the Escrow Agent until the date that is twelve (12) months after the Closing Date (the “Escrow Period”). As soon as reasonably practicable following the end of the Escrow Period, and in any event within five (5) days thereof, the Buyer and the Shareholders’ Representative shall instruct the Escrow Agent to deliver to the Shareholders of Common Stock, in accordance with each such Shareholder’s Transaction Percentage of the remaining Escrow Funds in excess of any portion of the Escrow Funds that is necessary to satisfy Losses specified in any claim notice that was delivered pursuant to the terms hereof prior to the end of the Escrow Period but that have not been finally resolved (an “Unresolved Claim”). The Escrow Agent shall retain possession of that portion of the Escrow Funds that equals the total amount of Losses subject to any Unresolved Claim until such Unresolved Claim is resolved pursuant to the terms hereof, and thereafter shall deliver Escrow Funds, in accordance with the terms of the Escrow Agreement, to the Shareholders of Common Stock, in accordance with each such Shareholder’s Transaction Percentage of such Escrow Funds not required to satisfy such Unresolved Claims.

Section 8.7 Exclusivity.

(a) Except as specifically set forth in this Agreement, including Section 10.12, in the absence Fraud, the indemnification provisions of this Agreement constitute the sole and exclusive remedy any Buyer Indemnified Party may have against the Shareholders for any rights or claims hereunder, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Company and/or the transactions contemplated hereby.

(b) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Shareholders hereunder.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) (i) by the Company if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform; provided that such 15-day period shall be extended to an additional 30 days if the applicable breach or failure is capable of being cured and the Buyer has commenced and is continuing to pursue such cure in good faith and (C) has not been waived by the Company or (ii) by the Buyer if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform; provided that such 15-day period shall be extended to an additional 30 days if the applicable breach or failure is capable of being cured and the Company has commenced and is continuing to pursue such cure in good faith and (C) has not been waived by the Buyer;

(c) (i) by the Company if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to January 31, 2022 (the “Termination Date”) or (ii) by the Buyer if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to the Termination Date;

(d) by either the Company or the Buyer if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to the Termination Date;

(e) by either the Company or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.9;

(f) by the Company if (i) the closing conditions set forth in Section 7.1 and Section 7.3 have been (and continue to be) satisfied or waived by Buyer (or in the case of conditions that by their terms are to be satisfied at the Closing, either shall be capable of being satisfied or have been waived by all parties entitled to the benefit of such conditions), (ii) the Company has irrevocably confirmed by written notice (and not revoked such notice in writing) to Buyer that all conditions set forth in Section 7.2 have been (and continue to be) satisfied or waived by the Company (or in the case of closing conditions that by their terms are to be satisfied at the Closing, either shall be capable of being satisfied or have been waived by all parties entitled to the benefit of such conditions) and that the Company stands ready, able and willing to consummate the Closing in accordance with the terms of this Agreement, and (iii) two (2) Business Days have elapsed since the Company delivered to Buyer such written notice, and the Closing has not been consummated prior to the completion of such two (2) Business Day period.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.24 and 4.8 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, this Section 9.2 and Article X and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 9.3 Termination Fee. If this Agreement is validly terminated by the Company pursuant to Section 9.1(f) (assuming the lapse of any time periods to the extent required thereunder for the Company to exercise such termination right), then Buyer shall pay, or cause to be paid, to the Company, as liquidated damages in connection with any such termination, all documented out-of-pocket fees and expenses incurred by the Company in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby (including legal, accounting, investment banking and financial advisory expenses) and thereby by wire transfer of immediately available funds in U.S. Dollars to an account designated in writing by the Company within five (5) Business Days after such termination; provided, however, that the aggregate amount of fees and expenses incurred by the Company and reimbursed by Buyer pursuant to this Section 9.3 shall not exceed $2,000,000.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions hereby are consummated, Transaction Expenses shall be paid as provided in this Agreement. Subject to Section 9.3, in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3 Waiver; Extension. At any time prior to the Closing, the Company, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Thomas Publishing Company

5 Penn Plaza

New York NY 10001

Attention: Mitch Peipert

E-mail: mpeipert@thomasnet.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Ave,

New York, NY 10166

Attention: Jonathan Birenbaum

E-mail: JBirenbaum@winston.com

(ii)	if to the Buyer, to:

Xometry, Inc.

7529 Standish Place, Suite 200

Derwood, Maryland 20855

Attention: Legal Department

E-mail: legal@xometry.com

with a copy (which shall not constitute notice) to:

Baker Hostetler LLP

One North Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Adam Skilken

Facsimile: (312) 216-9980

E-mail: askilken@bakerlaw.com

(iii)	if to the Shareholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Except as otherwise provided herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Shareholders, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.12 and Article VIII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of Delaware.

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule but only to the extent such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer or to any purchaser of the stock or all or substantially all of the assets of the Company without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party may be entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars,” “U.S. Dollars,” “$” or “US$” in this Agreement or any Ancillary Agreement refer to the lawful currency of the United States dollars.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Upon such determination that any provision, or the application of any such provision, is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.15. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.18 No Presumption Against Drafting Party. Each of the Buyer, Merger Sub and the Company acknowledge that each of the Buyer, Merger Sub and the Company has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19 Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.

Section 10.20 Shareholders’ Representative.

(a) By virtue of its receipt of the portion of the Per Share Merger Consideration that is payable at Closing, each Shareholder shall be deemed to have irrevocably appointed Shareholder Representative Services LLC, as of Closing, as the representative, agent and true and lawful attorney in fact of and for such Shareholder in connection with this Agreement and any related agreements and the transactions contemplated by this Agreement and as the Shareholders’ Representative for all purposes under this Agreement including the full power and authority to act on such Shareholder’s behalf: (i) to consummate the transactions contemplated by this Agreement; (ii) to negotiate disputes arising under, or relating to, this Agreement; (iii) to withhold any amounts received on behalf of the Shareholders pursuant to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Shareholders or the Shareholders’ Representative in the performance of its duties hereunder; (iv) to execute and deliver any amendment or waiver to this Agreement (without the prior approval of the shareholders); and (v) to take all other actions to be taken by or on behalf of the Shareholders in connection with this Agreement. The Shareholders further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder. All decisions and actions by the Shareholders’ Representative shall be binding upon all Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders’ Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) The Shareholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Shareholders shall severally, for itself only and not jointly, based on the amount of the Transaction Percentage received by each Shareholder compared to the amount of Transaction Percentage received by all Shareholders, indemnify the Shareholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Shareholders’ Representative from (i) the funds in the Shareholders’ Representative Expense Holdback Amount and (ii) any other funds that become payable to the Shareholders under this Agreement at such time as such amounts would otherwise be distributable to the Shareholders; provided, that while the Shareholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Shareholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

(c) Upon the Closing, the Company will wire the Shareholders’ Representative Expense Holdback Amount to the Shareholders’ Representative, which will be used for any expenses incurred by the Shareholders’ Representative. The Shareholders will not receive any interest or earnings on the Shareholders’ Representative Expense Holdback Amount and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Shareholders’ Representative’s responsibilities, the Shareholders’ Representative will deliver any remaining balance of the Shareholders’ Representative Expense Holdback Amount to the Exchange Agent for further distribution to the Shareholders. For tax purposes, the Shareholders’ Representative Expense Holdback Amount will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.

(d) In the event that the Shareholders’ Representative becomes unable or unwilling to continue in its capacity as Shareholders’ Representative, or if the Shareholders’ Representative resigns as the Shareholders’ Representative, a majority-in-interest of the Shareholders may, by written consent, appoint a new representative as the Shareholders’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Shareholders must be delivered to the Buyer and each Shareholder. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Buyer. For the purposes of this Section 10.20, a “majority-in-interest of the Shareholders” means Shareholders holding rights to more than 50% of the Estimated Merger Consideration based on their respective Transaction Percentages.

(e) From and after the Effective Time, Buyer shall cause the Surviving Company to provide the Shareholders’ Representative with reasonable access to information about the Surviving Company for purposes of performing his or her duties and exercising his or her rights and obligations under this Agreement, provided that the Shareholders’ Representative shall treat confidentially any nonpublic information the Shareholders’ Representative receives from Buyer regarding the Buyer and the Surviving Company.

(f) From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each Shareholder, and Buyer may rely upon any decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each Shareholder. Buyer and Surviving Company are hereby relieved from any liability to any person for any acts done by Shareholders’ Representative and any acts done by Buyer or Surviving Company in accordance with any such decision, act, consent or instruction of the Shareholders’ Representative.

(g) The Buyer shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Shareholders’ Representative on behalf of the Shareholders (without any obligation to inquire into the authority of the Shareholders’ Representative or the genuineness or correctness of such document or other paper or any signature of the Shareholders’ Representative), and the Buyer shall not be liable to any Shareholder for any action taken or omitted to be taken by the Buyer in such reliance or with respect to actions, decisions and determinations of the Shareholders’ Representative.

Section 10.21 Legal Counsel Privileged Information; Waiver of Conflict of Interest.

(a) The Buyer, for itself, Merger Sub, the Company, the Company’s Subsidiaries, and its and each of their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney-client privileged communications between the Shareholders, the Group Companies and their respective counsel prior to Closing, including, without limitation, Winston & Strawn LLP (“Winston”), made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with this Agreement or the transactions contemplated hereby shall continue after the Closing to be privileged communications with such counsel and neither Buyer, Merger Sub nor any Person purporting to act on behalf of or through Buyer or Merger Sub, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company or any Subsidiary of the Company, and not the Shareholders.

(b) If the Shareholders’ Representative so desires, and without the need for any consent or waiver by the Company or the Buyer, Winston shall be permitted to represent the Shareholders’ Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Winston shall be permitted to represent the Shareholders’ Representative, any of its agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement, whether or not such matter is substantially related to any prior representation by Winston of the Company.

(c) The Shareholders’ Representative, the Company, the Buyer and Merger Sub (on behalf of the Surviving Company) consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Winston permitted hereunder.

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IN WITNESS WHEREOF, the Company, the Shareholders’ Representative, the Buyer and the Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THOMAS PUBLISHING COMPANY

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

BUYER

XOMETRY, INC.

By:
Name:
Title:

MERGER SUB

NAASOM MERGER SUB INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]